EXHIBIT 2.2

Dated                                                 2022

Share Purchase Agreement

1.	i2W Ltd
2.	Onfolio Holdings Inc.
3.	Jonathan Kiekbusch
4.	Ezekiel Daldy
5.	Lyndsay Kiekbusch

Lodders Solicitors LLP

Stratford upon Avon / Cheltenham

/ Birmingham / Henley in Arden

E lawyers@lodders.co.uk

lodders.co.uk

Contents

1.	Interpretation	5

2.	Sale and purchase	9

3.	Consideration	9

4.	Completion	10

5.	Seller Warranties	10

6.	Buyer Warranties	11

7.	Limitations on claims	12

8.	Tax Covenant	16

9.	Indemnities	16

10.	Guarantee	16

11.	Restrictions on the Covenantors	18

12.	Confidentiality and announcements	19

13.	Further assurance	21

14.	Assignment	21

15.	No agency	21

16.	Entire agreement	22

17.	Variation and waiver	22

18.	Costs	22

19.	Notices	23

20.	Severance	23

21.	Agreement survives Completion	23

22.	Third party rights	24

23.	Counterparts	24

24.	Rights and remedies	24

25.	Inadequacy of damages	24

26.	Withholding	24

27.	Succession	25

28.	Governing law and jurisdiction	25

Schedule 1	Particulars of the Company	26

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This agreement is dated	2022

PARTIES

(1)	i2W Ltd incorporated and registered in England and Wales with company number 13127819 whose registered office is at 16 Wakehurst Road, Eastbourne, England, BN22 7FL (Seller)

(2)	Onfolio Holdings Inc. a company incorporated in the United States under registered number EIN 37-1978697 with registered office at 8 The Green, Denver, DE19901 (Buyer)

(3)	Jonathan Kiekbusch of Apartment 53, 42 Mighell Street, Brighton, BN2 0AU, England

(4)	Ezekiel Daldy of 41 Ditchling Road, Brighton, BN1 4SB, England

(5)	Lyndsay Kiekbusch of Apartment 53, 42 Mighell Street, Brighton, BN2 0AU, England

BACKGROUND

(A)	The Company is a private company limited by shares incorporated in England and Wales.

(B)	The Company has an issued share capital of £5.00 divided into 5 ordinary shares of £1.00 each.

(C)	Further particulars of the Company at the date of this agreement are set out in Schedule 1.

(D)	The Seller is the owner of the legal and beneficial title to the Sale Shares.

(E)	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares subject to the terms and conditions of this agreement.

(F)	The Guarantors have agreed to guarantee the obligations of the Seller under this agreement.

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Agreed terms

1.	Interpretation

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts

the unaudited profit and loss account of the Company for the accounting period ended on, and the unaudited balance sheet of the Company as at, the Accounts Date, together with the notes, the directors and accountants’ reports and the cash flow statement relating to them.

Accounts Date	30 November 2021.

Business

the business carried on by the Company, namely that of a productised service business operated via the seobutler.com website and the custom build order management system on orders.seobutler.com and under the SEOButler and PBNButler names.

Business Day	a day other than a Saturday, Sunday or public holiday in England when banks in London are open for business.

Buyer’s Solicitors	Lodders Solicitors LLP of Number Ten, Elm Court, Arden Street, Stratford upon Avon, Warwickshire, CV37 6PA

CA 2006	the Companies Act 2006.

Claim	a claim for breach of any of the Warranties.

Company

SEO Butler Limited, a company incorporated and registered in England and Wales with company number 09317527 whose registered office is at 16 Wakehurst Road, Eastbourne, East Sussex, BN22 7FL, further details of which are set out in Schedule 1.

Completion	completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Completion Balance Sheet	a balance sheet statement for the Company as at the last Business Day before Completion, drawn up in accordance with the usual accounting practices of the Company.

Completion Date	the date of this agreement.

Consideration	the sum of $950,000.00 (nine hundred and fifty thousand USD), payable by the Buyer to the Seller in accordance with clause 3..

Control	has the meaning given in section 1124 of the CTA 2010, and the expression change of Control shall be construed accordingly.

Covenantors	the Seller and the Shareholders.

CTA 2009	the Corporation Tax Act 2009.

CTA 2010	the Corporation Tax Act 2010.

Data Protection Laws	has the meaning given in paragraph 25.1 of Part 1 of Schedule 3.

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Director	each person who is a director or shadow director of the Company, as set out in Schedule 1.

Disclosed	fairly disclosed with sufficient details to enable the buyer to make an informed and accurate assessment of the facts or circumstances concerned in or under the Disclosure Letter.

Disclosure Bundle	the bundle of documents annexed to the Disclosure Letter.

Disclosure Letter	the letter from the Seller to the Buyer with the same date as this agreement and described as the Disclosure Letter, together with the Disclosure Bundle.

Employee	has the meaning given in paragraph 26.1 of Part 1 of Schedule 3.

Encumbrance

any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Guarantors	the Shareholders.

Guaranteed Obligations

all present and future obligations and liabilities of the Seller under this agreement, including all money and liabilities of any nature, which in respect of any Claim or Tax Claim shall only apply to a Settled Claim.

Group

in relation to a company, that company, any subsidiary or any holding company from time to time of that company, and any subsidiary from time to time of a holding company of that company. Each company in a Group is a member of the Group.

HMRC	HM Revenue & Customs.

holding company	has the meaning given in clause 1.11.

IHTA 1984	the Inheritance Tax Act 1984.

Indemnity Claim	a claim for breach of any of the indemnities in clause 9.

Intellectual Property Rights	has the meaning given in paragraph 21.1 of Part 1 of Schedule 3.

ITEPA 2003	the Income Tax (Earnings and Pensions) Act 2003.

Management Accounts	the unaudited Profit and Loss Account and Balance Sheet as at [31 May] 2022, (a copy of which is included in the Disclosure Bundle).

Sale Shares	the 5 Ordinary shares of £1.00 each in the Company, all of which are issued and fully paid, and which comprise the whole of the issued share capital of the Company.

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Seller Business	the business of a digital marketing agency specialising in Search Engine Optimisation for businesses under the i2W, SwishDM and SwishPR names, as operated by the Seller at Completion.

Seller’s Brokers	Empire Flippers, LLC.

Seller’s Brokers Account	the bank account of the Seller’s Brokers (Empire Flippers LLC) at Chase Bank 1783 E Cheyenne Mountain Blvd Colorado Springs, CO 80906, Bank ABA/Fed Wire: 102001017, Beneficiary Account: 821601981.

Seller’s Solicitors	Brightlaw Limited of 4 Longlands Spinney, Worthing, West Sussex, BN14 9NU.

Settled Claim	means a Claim or Tax Claim that has been:

(a) agreed in writing between the Buyer and the Seller as to both liability and quantum; or

(b) finally determined by a court of competent jurisdiction, or from whose judgment the relevant party is debarred (by passage of time or otherwise) from making an appeal.

Shareholders	the shareholders of the Seller, being Jonathan Kiekbusch, Ezekiel Daldy and Lyndsay Kiekbusch.

subsidiary	has the meaning given in clause 1.11.

subsidiary undertaking	a subsidiary undertaking as defined in section 1162 of the CA 2006.

Tax	has the meaning given in paragraph 1.1 of Schedule 4.

Tax Authority	has the meaning given in paragraph 1.1 of Schedule 4.

Tax Claim	has the meaning given in paragraph 1.1 of Schedule 4

Tax Covenant	the tax covenant set out in Schedule 4.

Tax Statute	has the meaning given in paragraph 1.1 of Schedule 4.

Tax Warranties	the Warranties set out in Part 2 of Schedule 3.

TCGA 1992	the Taxation of Chargeable Gains Act 1992.

Third Party Claim	any claim, action or demand which is made or threatened by any third party against the Buyer or the Company and which may give rise to a Claim or Tax Claim.

TIOPA 2010	the Taxation (International and Other Provisions) Act 2010.

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TMA 1970	the Taxes Management Act 1970.

Transaction	the transaction contemplated by this agreement or any part of that transaction.

Transaction Documents	this agreement, the Disclosure Letter and any other document entered into by the parties on or about the date of this agreement in connection with the Transaction.

Unfulfilled Services Provisions	the requirements detailed in Schedule 7.

USD	United States Dollars.

VATA 1994	the Value Added Tax Act 1994.

Warranties	the warranties given by the Seller pursuant to clause 5 and set out in Schedule 3.

1.2	Clause, Schedule and paragraph headings shall not affect the interpretation of this agreement.

1.3	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.5	A reference to this agreement or any other agreement or document referred to in this agreement, is a reference to this agreement or such other agreement or document as varied or novated (in each case, other than in breach of the provisions of this agreement) from time to time.

1.6	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

1.7	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.8	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.9	This agreement shall be binding on and enure to the benefit of, the parties to this agreement and their respective successors and permitted assigns, and references to a party shall include that party’s successors and permitted assigns.

1.10	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established.

1.11	A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the CA 2006.

1.12	Unless expressly provided otherwise in this agreement, a reference to writing or written includes email.

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1.13

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.14

References to a document in agreed form are to that document in the form agreed by the parties and initialled by them or on their behalf for identification, or agreed between the respective solicitors of the parties in writing.

1.15	Unless the context requires otherwise, a reference to any legislation or legislative provision includes:

	(a)	such legislation or legislative provision as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this agreement shall apply for the purposes of this agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

	(b)	all subordinate legislation made from time to time under that legislation or legislative provision.

1.16	Any obligation on a party not to do something includes an obligation not to allow that thing to be done.

2.	Sale and purchase

2.1	Subject to the terms of this agreement, at Completion the Seller shall sell and the Buyer shall buy the Sale Shares with full title guarantee and free from all Encumbrances, together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after the Completion Date.

2.2	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.	Consideration

3.1	The Consideration for the Sale Shares shall be satisfied by the payment by the Buyer to the Seller of the Consideration in accordance with clause 3.2 and 4.2(b).

3.2	All payments to be made to the Seller under this agreement shall be made in USD by electronic transfer of immediately available funds to the Seller’s Brokers (who are irrevocably authorised by the Seller to receive the same). Payment in accordance with this clause shall be a good and valid discharge of the Buyer’s obligations to pay the sum in question, and the Buyer shall not be concerned to see the application of the monies so paid.

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3.3	The Consideration shall be deemed to be reduced by the amount of any payment made to the Buyer for each and any:

	(a)	Claim;

	(b)	Indemnity Claim; or

	(c)	Tax Claim.

3.4	Should any payment fall due on a day which is not a Business Day, such payment shall be paid on the next Business Day following such date.

4.	Completion

4.1	Completion shall take place on the Completion Date immediately after the execution of this agreement at such place as is agreed by the parties in writing.

4.2	At Completion:

(a)	the Seller shall:

	(i)	deliver or cause to be delivered to the Buyer the items listed in paragraph 1 of Schedule 2;

	(ii)	procure that a board meeting of the Company is held at which the matters set out in paragraph 2 of Schedule 2 are carried out;

	(iii)	deliver any other document referred to in this agreement; and

	(iv)	procure that the Company has complied with the Unfulfilled Services Provisions in order to ascertain the amount of cash to be retained in the Company;

(b)	the Buyer shall (subject to the Seller complying with clause 4.2(a)):

	(i)	pay the Consideration in accordance with clause 3.2;

	(ii)	hold a board meeting at which the Transaction, this agreement and the Transaction Documents to which it is a party are authorised and approved;

	(iii)	deliver duly executed any Transaction Documents to which the Buyer is party along with any other documents referred to in this agreement; and

	(iv)	deliver to the Seller a signed acknowledgement of the Disclosure Letter.

4.3	As soon as possible after Completion, the Seller shall send to the Buyer [(at the Buyer’s registered office for the time being] or such place as the Buyer may request) all records, correspondence, documents, files, memoranda and other papers relating to the Company.

4.4	Within 6 weeks of Completion the Seller shall send to the Buyer the Completion Balance Sheet.

5.	Seller Warranties

5.1	The Seller acknowledges that the Buyer is entering into this agreement on the basis of, and in reliance on, the Warranties.

5.2	The Seller warrants to the Buyer that except as Disclosed, each Warranty is true, accurate and not misleading as at the date of this agreement.

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5.3	Without prejudice to the Buyer’s right to claim on any other basis, or to take advantage of any other remedies available to it, if any Warranty proves to be untrue, inaccurate or misleading, the Seller shall pay to the Buyer on demand, any sum payable which is subject to Tax in the hands of the Buyer, the additional amount required to ensure that the net amount received by the Buyer is the amount that the Buyer would have received if the payment was not subject to Tax.

5.4	Warranties qualified by the expression so far as the Seller is aware or any similar expression are deemed to be given to the best of the knowledge, information and belief of the Seller after it has made all reasonable enquiries including (but not limited to) enquiries of the Directors and company secretary of the Company, professional advisers to the Company, including (but not limited to) their legal advisers and accountants.

5.5	Each of the Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this agreement.

5.6	Except for the matters Disclosed, no information which the Buyer could have discovered (whether by investigation made by the Buyer or on its behalf), shall prejudice or prevent any Claim or reduce the amount recoverable under any Claim.

5.7	The Buyer confirms to the Seller that, apart from any fact, matter or circumstance which is Disclosed it is not aware of any fact, matter, event or circumstance which constitutes a breach of Warranty as at the date of this agreement. For this purpose, the Buyer shall be deemed to have knowledge of anything of which it or any of its directors have actual knowledge.

5.8	The Seller agrees that the supply of any information by or on behalf of the Company or any of their respective employees, directors, agents or officers (Officers) to the Seller or its advisers in connection with the Warranties, the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Seller. The Seller unconditionally and irrevocably waives all and any rights and claims that it may have against any the Company or the Officers on whom the Seller has, or may have, relied in connection with the preparation of the Disclosure Letter, or agreeing the terms of this agreement, and further undertakes to the Buyer, the Company and the Officers not to make any such claims.

5.9	For the avoidance of doubt, the rights and remedies of the Buyer in respect of any Claim, Tax Claim or Indemnity Claim shall not be affected by Completion.

6.	Buyer Warranties

6.1	The Buyer warrants to the Seller that:

(a)

it is duly incorporated and is validly existing under the laws of its place of incorporation, and has power to carry on its business as now being conducted and to own its own property and other assets;

(b)

it has full power and authority to execute, deliver and perform its obligations under this agreement and no limitation on the powers of the Buyer will be exceeded as a result of the Buyer entering into this agreement;

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(c)	the execution and delivery of, and the performance by the Buyer of its obligations under this agreement shall not:

	(i)	result in a breach of, or constitute a default under any instrument by which the Buyer is bound, or result in a breach of the constitutional documents of the Buyer;

	(ii)	conflict with or result in a breach of any law, judgment, order or regulation of any court or governmental or administrative agency; or

	(iii)	require the consent of the Buyer’s shareholders or of any other person.

(d)	it has obtained all necessary authorisations to enable it to lawfully enter into and comply with its obligations under this agreement and such authorisations are in full force and effect; and

(e)

no litigation, arbitration or administrative proceedings are pending or threatened against it before any court, arbitral body or agency, which might reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations under this agreement.

6.2

Each of the warranties referred to in clause 6 is separate and independent and except as expressly otherwise provided in this agreement, shall not be limited by reference to any other Warranty or by anything in this agreement or any Transaction Document.

7.	Limitations on claims

7.1	Save as provided in clause 7.6, this clause 7 limits the liability of the Seller in relation to any Claim and (where specifically provided) any Tax Claim or Indemnity Claim.

7.2	The aggregate liability of the Seller for all Claims and all Tax Claims shall not exceed an amount equal to the Consideration paid.

7.3	The Seller shall not be liable for a Claim or Tax Claim unless:

	(a)	the Seller’s liability in respect of that Claim or Tax Claim (together with any connected Claims or Tax Claims) exceeds £2,500.00; and,

	(b)	the amount of the Seller’s liability in respect of that Claim or Tax Claim, either individually or when aggregated with the Seller’s liability for all other Claims and/or Tax Claims (other than those excluded under clause 7.3(a)) exceeds £10,000.00, in which case the Seller shall be liable for the whole amount of the Claim and/or Tax Claim and not just the amount above the threshold specified in this clause 7.3(b).

For the purposes of this clause 7.3, a Claim or Tax Claim is connected with another Claim or Tax Claim if the Claims or Tax Claims arise from the same facts, events or circumstances.

7.4

The Seller shall not be liable for a Claim or an Indemnity Claim unless notice in writing summarising the nature of the Claim or Indemnity Claim (in so far as it is known to the Buyer) giving reasonably full details of the matter in respect of which the Claim or Indemnity Claim is made, the nature of the breach and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the Buyer to the Seller:

	(a)	in the case of a Claim for breach of the Tax Warranties, on or before the seventh anniversary of Completion; or

	(b)	in any other case, within the period of 2 years commencing on the Completion Date.

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7.5	The Seller shall not be liable for a Claim if and to the extent that the Claim arises from facts, events or circumstances that have been Disclosed.

7.6	If any Claim or Tax Claim arises by reason of a liability that is future, contingent and/or unquantifiable:

(a)

the Seller shall not be under any obligation to make any payment for such Claim or Tax Claim until such time as that liability becomes an actual liability, or is capable of being quantified, before the expiry of the relevant time period set out in clause 7.4; and

(b)

the Seller shall not be liable for any such contingent and/or unquantifiable Claim or Tax Claim unless proceedings have been both issued and validly served on the Seller within nine months from the date on which the liability becomes an actual liability or has become capable of being quantified.

7.7

Notwithstanding anything in this agreement, the Seller shall not be liable to the Buyer for any loss of profit, or indirect or consequential loss, whether actual or prospective in respect of any Claim.

7.8	The Seller shall not be liable to the Buyer in respect of any Claim or Tax Claim, if and to the extent that such Claim or Tax Claim in question or the breach on which such Claim or Tax Claim is based:

(a)

arises after a change in the accounting or taxation policies of the Company which has effect after Completion, unless such change is required to comply with law or any generally accepted accounting principles;

	(b)	would not have arisen but for any act, omission, transaction or arrangement carried out:

(i) at the request of, or with the consent of, the Buyer before Completion; or

(ii)

voluntarily by the Company (or their respective directors, officers, employees, agents or advisers) after Completion otherwise than in the ordinary and proper course of conducting the Business as carried on immediately before Completion;

	(c)	relates to any loss for which the Buyer is actually and fully indemnified by insurance in force on or after the date of this agreement; or

(d)

relates to any matter which is specifically allowed, provided for, reserved or reflected in, or the amount of the loss or damage the subject of the Claim or Tax Claim is taken into account in, the Accounts or the Management Accounts (including in the notes to them).

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Conduct of Claims

7.9	In the event of a Third Party Claim, the Buyer shall:

	(a)	as soon as reasonably practicable give notice of the Third Party Claim to the Seller, specifying in reasonable detail (to the extent that it is known), the nature of the claim;

	(b)	keep the Seller reasonably informed on the progress of the Third Party Claim and any material developments in relation to the Third Party Claim;

	(c)	if requested by the Seller, provide to the Seller (at the Seller’s expense) copies of any material correspondence or other documents relating to the Third Party Claim (subject to legal professional privilege and any obligations of confidence that are binding on the Buyer); and

	(d)	use reasonable endeavours to consult with the Seller regarding the conduct of the Third Party Claim.

7.10

Subject to clause 7.11, the Buyer shall not agree any compromise or settlement, or make any payment in relation to a Third Party Claim without the prior written consent of the Seller, such consent not to be unreasonably withheld or delayed, provided that nothing in this clause shall prevent the Buyer from agreeing (or permitting to be agreed) any compromise or settlement, or from making (or permitting to be made) any payment in respect of a Third Party Claim if the Buyer acting reasonably considers that a failure to do so would be prejudicial to its interests, or would otherwise damage the goodwill of its business.

7.11

Clause 7.10 shall not apply in relation to a Third Party Claim if and to the extent that it would render any policy of insurance maintained by or available to the Buyer void or voidable, or entitle the relevant insurer to repudiate or rescind any such policy in whole or in part, or in the event that a relevant insurer exercises its right to take over conduct of the Third Party Claim.

7.12

Any failure by the Buyer to comply with its obligations in clause 7.9 or clause 7.10 shall not prevent any claim by the Buyer, or extinguish or reduce the Seller’s liability in respect of any Claim or Tax Claim.

Recovery from third parties

7.13

If the Buyer receives any payment, discount, credit or benefit (including in relation to taxation) under any policy of insurance or from any third party other than the Seller as a result of the circumstances, loss or liability giving rise to a Claim and/or Tax Claim and/or Indemnity Claim, and the Seller has made payment to the Buyer in respect of that Claim and/or Tax Claim and/or Indemnity Claim, the Buyer shall (to the extent that full payment, discount, credit or benefit has been received by the Buyer in relation to the Claim and/or Tax Claim and/or Indemnity Claim), as soon as practicable after receipt of such payment pay to the Seller an amount equal to the lesser of the amount of the payment, discount, credit or benefit received from the insurer or other third party and the payment received from the Seller, after deducting the reasonable costs and expenses incurred by the Buyer or the Company in obtaining the payment, discount, credit or benefit from the insurers or the third party.

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7.14	Where the Buyer or the Company (or both) has recovered from a third party any sum in respect of any matter giving rise to a Claim and/or a Tax Claim and/or Indemnity Claim:

	(a)	any sum recovered from the third party in the circumstances set out in this clause 7.14 and the Seller has not by that time made any payment to the Buyer in respect of the Claim and/or Tax Claim and/or Indemnity Claim, the amount payable by the Seller in respect of that Claim and/or Tax Claim and/or Indemnity Claim shall be reduced by an amount equal to the sum recovered by the Buyer from the relevant third party, after deducting all reasonable costs and expenses of recovering it and any taxation payable by the Buyer (or the Company) as a result of receiving such sum (Net Sum Recovered); and

	(b)	if any sum is recovered in the circumstances set out in this clause 7.14 and the Seller has already made a payment in respect of that Claim and/or Tax Claim and/or Indemnity Claim, the Buyer shall repay to the Seller an amount equal to the lesser of that payment and the Net Sum Recovered.

7.15

If any amount is repaid to the Seller by the Buyer or the Company pursuant to clause 7.14, the amount repaid shall not be treated as paid by the Seller for the purposes of calculating the Seller’s total liability under clause 7.2.

7.16

Without prejudice to the generality of clause 7.14, the provisions of clause 7.14 shall apply where the Company is entitled to recover from its insurers any sum in respect of any matter giving rise to a Claim and/or Tax Claim under any insurance policy effected on, or before, the Completion Date.

7.17	Nothing in this clause 7 shall in any way diminish the Buyer’s common law obligation to mitigate any loss or liability which might be the subject of a Claim or Tax Claim.

7.18

The Buyer shall not be entitled to reimbursement or restitution more than once in respect of any particular loss or damage suffered in respect of a Claim and/or Tax Claim. Any amount paid under the Tax Covenant in respect of a Tax Claim shall reduce any amount which the Buyer may recover in respect of the loss or damage giving rise to the Tax Claim under the Tax Warranties.

7.19

The Buyer shall retain (to the extent that they have been provided by or kept by the Seller) all books, records, accounts, correspondence and other papers which are likely to be material in relation to liability of the Seller under the Warranties or Tax Covenant or Indemnities for the period during which the Seller may be liable under the Warranties or Tax Covenant or Indemnities. Any obligation on the Buyer in respect of this clause 7.19 shall not reduce or diminish the Seller’s liability for any Claim and/or Tax Claim and/or Indemnity Claim.

7.20	Nothing in this clause 7 or Schedule 4 applies to exclude or limit the liability of the Seller:

	(a)	if and to the extent that a Claim or a Tax Claim or Indemnity Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by the Seller, Shareholders, its agents or advisers; or

	(b)	for any Claim made under the Warranties in paragraph 1.1, paragraph 2.2 or paragraph 2.4 of Part 1 of Schedule 3.

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7.21	The Seller shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties or Tax Covenant.

8.	Tax Covenant

The provisions of Schedule 4 apply in this agreement in relation to Tax.

9.	Indemnities

9.1

Without limiting any other right or remedy the Buyer may have, the Seller agrees to indemnify and keep the Buyer and the Company indemnified against all liabilities, costs, expenses, damages, and losses (including, but not limited to any direct losses and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonably incurred professional costs and expenses but excluding any loss of profit or any indirect or consequential loss) suffered or incurred by the Buyer and/or the Company arising out of or in connection with:

(a) the Seller Business or any other business operated out of the Company before Completion (other than the Business);

(b) any claim made by a Worker or HMRC that any Worker was an employee rather than self-employed; and/or

(c) any Tax liability or penalty arising out of or in connection with, or as a result of any claim made by the Company for, research and developed enhanced expenditure within the Company’s tax returns.

9.2

Where the subject matter of any potential Indemnity Claim is also covered under the Tax Covenant, the Buyer shall not be entitled to reimbursement or restitution more than once in respect of any particular loss or damage suffered in respect of an Indemnity Claim and/or Tax Claim. Any amount paid under the Tax Covenant in respect of a Tax Claim shall reduce any amount which the Buyer may recover under the indemnities in this clause in respect of the loss or damage giving rise to the Tax Claim.

9.3

Any payment made by the Seller in respect of an Indemnity Claim shall include any amount necessary to ensure that, after the deduction of any Tax due on the payment, the Buyer or the Company is left with the same amount if would have had, if payment was not subject to Tax.

10.	Guarantee

10.1

In consideration of the Buyer entering into this agreement, the Guarantors jointly and severally guarantee to the Buyer the due and punctual performance, observance and discharge by the Seller of all the Guaranteed Obligations if and when they become performable or due under this agreement.

10.2

If the Seller defaults in the payment when due of any amount that is a Guaranteed Obligation the Guarantors shall, immediately on demand by the Buyer, unconditionally pay that amount to the Buyer in the manner prescribed by this agreement as if they were the Seller.

10.3

The Guarantors as principal obligor and as a separate and independent obligation and liability from their obligations and liabilities under clause 10.1 and clause 10.2, agree to indemnify and keep indemnified the Buyer jointly and severally in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses reasonably suffered or incurred by the Buyer arising out of, or in connection with, the Guaranteed Obligations not being recoverable for any reason or any failure of the Seller to perform or discharge any of its obligations or liabilities in respect of the Guaranteed Obligations.

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10.4

The guarantee in this clause 10 is and shall at all times be a continuing security and shall cover the ultimate balance of all monies payable by the Seller to the Buyer in respect of the Guaranteed Obligations, irrespective of any intermediate payment or discharge in full or in part of the Guaranteed Obligations.

10.5	The liability of the Guarantors under the guarantee in this clause 10 shall not be reduced, discharged or otherwise adversely affected by:

	(a)	any act, omission, matter or thing which would have discharged or affected the liability of the Guarantors had it been principal debtors instead of guarantors or indemnifiers; or

	(b)	anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge the Guarantors or otherwise reduce or extinguish their liability under the guarantee in this 10.

10.6

The Guarantors waive any right it may have to require the Buyer (or any trustee or agent on its behalf) to proceed against or enforce any other right or claim for payment against any person before claiming from the Guarantors under this clause 10.

10.7

The Guarantors shall, on a full indemnity basis, pay to the Buyer on demand the amount of all costs and expenses (including legal and out-of-pocket expenses and any value added tax on them) reasonably incurred by the Buyer in connection with:

	(a)	the preservation, or exercise and enforcement, of any rights under or in connection with the guarantee in this clause 10 or any attempt so to do; and

	(b)	any discharge or release of this guarantee.

10.8

Until all amounts which may be or become payable by the Seller under or in connection with this agreement have been irrevocably paid in full, and unless the Buyer otherwise directs, the Guarantors shall not exercise any security or other rights they may have by reason of performing their obligations under this clause 10, whether such rights arise by way of set-off, counterclaim, subrogation, indemnity or otherwise.

10.9

The guarantee in this clause 10 shall be in addition to and independent of all other security which the Buyer may hold from time to time in respect of the discharge and performance of the Guaranteed Obligations.

10.10

The guarantee in this clause 10 and all obligations and liabilities of the Guarantors under this clause 10 shall terminate 6 months from the date of Completion. However, in the event that a Claim or Tax Claim is notified to the Seller in writing before the expiry of the 6 month period stated herein, this clause 10 shall remain in full force and effect until search claim has become a Settled Claim.

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11.	Restrictions on the Covenantors

11.1	In this clause, the following words and expressions shall have the following meanings:

Prospective Customer: a person who is at Completion, or who has been at any time since 2 March 2021, in discussions with the Company with a view to becoming a client or customer of the Company.

Restricted Business: any business that is or would be in competition with any part of the Business as it is being carried on at the Completion Date, other than the Seller Business.

Restricted Customer: any person who is at Completion, or who has been at any time during the period of 12 months immediately preceding the Completion Date, a client or customer of, or in the habit of dealing with, the Company exclusively for the Restricted Business and not for the Seller Business.

Restricted Person: any person who is at Completion, or who has been at any time since 2 March 2021, employed or directly or indirectly engaged by the Company in an executive, managerial, sales or technical role.

11.2	Each of the Covenantors severally undertakes to each of the Buyer and the Company that it shall not:

(a)

at any time during the period of 18 months commencing on the Completion Date, in any geographic area in which the Business (or any part of it) is carried on at the Completion Date, carry on or be engaged, concerned or interested in, or in any way assist, a Restricted Business;

(b)	at any time during the period of 18 months commencing on the Completion Date:

	(i)	canvass, solicit or otherwise seek the custom of any Restricted Customer or Prospective Customer with a view to providing goods or services to them in competition with the Business; or

(ii)

induce or attempt to induce a Restricted Customer or Prospective Customer to cease or refrain from conducting business with, or to reduce the amount of business conducted with, or to vary adversely the terms upon which it conducts business with, the Company, or do any other thing which is reasonably likely to have such an effect;

(c)

at any time during the period of 18 months commencing on the Completion Date, have any business dealings with a Restricted Customer or a Prospective Customer in connection with the provision of goods or services to them in competition with the Business;

(d)

at any time during the period of 18 months commencing on the Completion Date, have any business dealings with, or solicit, entice or attempt to entice away, any person who is at Completion, or has been at any time since 2 March 2021, a supplier of goods or services to the Company, if such dealings, solicitation or enticement causes or is reasonably likely to cause such supplier to cease supplying, or to reduce its supply of goods or services to, the Company, or to vary adversely the terms upon which it conducts business with the Company;

(e)

at any time during the period of 18 months commencing on the Completion Date, offer employment to, enter into a contract for the services of, or otherwise entice or attempt to entice away from the Company, any Restricted Person, or procure or facilitate the making of any such offer or attempt by any other person;

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(f)	at any time after Completion, do or say anything which may be harmful to the reputation of the Company; or

(g)	at any time after Completion, present itself or permit itself to be presented as:

	(i)	connected in any capacity with the Company; or

	(ii)	interested or concerned in any way in the Sale Shares (or any of them).

11.3	The Seller will not be in breach of clauses 11.2(b)(i) or 11.2(c) by virtue only of carrying on the Seller Business in the way it is carried on at Completion.

11.4

The undertakings in clause 11.2 are intended for the benefit of, and shall be enforceable by, each of the Buyer and the Company and shall apply to actions carried out by each of the Covenantors in any capacity (including as shareholder, partner, director, principal, consultant, officer, agent or otherwise) and whether directly or indirectly, on its own behalf or on behalf of, or jointly with, any other person.

11.5	Nothing in clause 11.2 shall prevent any of the Covenantors from holding for investment purposes only:

	(a)	units of any authorised unit trust; or

	(b)	not more than 3% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000).

11.6

Each of the undertakings in clause 11.2 is a separate undertaking by the Covenantors and shall be enforceable by the Buyer and the Company separately and independently of their right to enforce any one or more of the other undertakings contained in that clause.

11.7

The parties acknowledge that each of the Covenantors has confidential information relating to the Business and that the Buyer is entitled to protect the goodwill of the Business as a result of buying the Sale Shares. Accordingly, each of the undertakings in clause 11.2 is considered fair and reasonable by the parties.

11.8	The consideration for the undertakings in clause 11.2 is included in the Consideration.

12.	Confidentiality and announcements

12.1	Each of the Covenantors undertakes to the Buyer and the Company that it shall:

	(a)	keep confidential the terms of this agreement and the other Transaction Documents, and all confidential information, know how or trade secrets in its knowledge or possession concerning the business, affairs, customers, clients or suppliers of the Company save in respect of any customers, clients or suppliers who are mutual to the Seller and the Seller Business;

	(b)	not disclose any of the information referred to in clause 12.1(a) (whether in whole or in part) to any third party, except as expressly permitted by this clause 12; and

	(c)	not make any use of any of the information referred to in clause 12.1(a), other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement.

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12.2

Nothing in this agreement shall be construed as imposing on the Buyer an obligation to keep confidential any information relating to the Company, or to restrict its use of such information, in each case after Completion.

12.3	Notwithstanding any other provision of this agreement, the Covenantors shall not be obliged to keep confidential or to restrict its use of any information that:

(a) is or becomes generally available to the public other than as a result of its disclosure by a Covenantor (or any person to whom it has disclosed the information in accordance with clause 12.4) in breach of this agreement; or

(b) was, is or becomes available to any of the Covenantors on a non-confidential basis from a person who, to that Covenantor’s knowledge, is not bound by a confidentiality agreement and is not otherwise prohibited from disclosing the information to that Covenantor.

12.4

Each of the Covenantors may disclose any information that it is otherwise required to keep confidential under this clause 12 to any employees, officers, consultants, representatives or advisers of the Seller or any member of its Group who need to know such information for the purposes of advising on this agreement or facilitating the Transaction, provided that the Seller informs the recipients of the confidential nature of the information before disclosure and procures that the recipients shall, in relation to any such information disclosed to them, comply with the obligations set out in this clause 12 as if they were a Covenantor. The Covenantors shall, at all times, be liable for the failure of its recipients to comply with the obligations set out in this clause.

12.5

Subject to clause 12.6 to clause 12.8 (inclusive), neither party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement or the Transaction (announcement) without the prior written consent of the other party.

12.6

Nothing in clause 12.5 shall prevent either party from making an announcement or disclosure required by law or any governmental or regulatory authority (including any Tax Authority), any securities exchange, or any court or other authority of competent jurisdiction provided that the party required to make the announcement or disclosure consults with the other party and takes into account its reasonable requests concerning the content of the announcement before it is made.

12.7	The Buyer may at any time after Completion announce its acquisition of the Sale Shares to any employees, clients, customers or suppliers of the Company.

12.8	The parties may release to the press after Completion an agreed form statement announcing the sale and purchase of the Company.

12.9	This clause 12 will remain in force for a period of five years from the date of this agreement.

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13.	Further assurance

13.1

At its own expense, the Seller shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the Buyer may reasonably and necessarily require from time to time for the purpose of giving full effect to this agreement.

13.2	The Seller undertakes to the Buyer that if and for so long as it remains the registered holder of any of the Sale Shares after Completion, it shall:

	(a)	hold such Sale Shares together with all dividends and any other distributions of profits or other assets in respect of such Sale Shares, and all rights arising out of or in connection with them, in trust for the Buyer;

	(b)	deal with and dispose of such Sale Shares, dividends, distributions, assets and rights as the Buyer shall direct;

	(c)	exercise all voting rights attached to such Sale Shares in such manner as the Buyer shall direct; and

	(d)	if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting of the Company.

14.	Assignment

14.1

Subject to the further provisions of this clause 14, no party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of its rights and obligations under this agreement or any other Transaction Document.

14.2	The Buyer may assign or transfer its rights (but not its obligations) under this agreement or any other Transaction Document to:

	(a)	any funder of the Buyer; or

	(b)	any person to whom the Sale Shares are sold or transferred by the Buyer following Completion.

14.3	If there is an assignment or transfer of the Buyer’s rights under this agreement in accordance with clause 14.2:

	(a)	the Seller may discharge its obligations under this agreement to the Buyer until it receives notice of the assignment or transfer; and

	(b)	the assignee or transferee may enforce this agreement as if it were named in this agreement as the Buyer, but the Buyer shall remain liable for any obligations under this agreement.

15.	No agency

Each party confirms it is acting on its own behalf in relation to the Transaction and not for the benefit of any other person.

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16.	Entire agreement

16.1

This agreement (together with the other Transaction Documents) constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to their subject matter.

16.2	Each party acknowledges and agrees that:

(a) it is not entering into this agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this agreement or not) except those expressly repeated or referred to in this agreement or the Disclosure Letter and the only remedy or remedies available to the Buyer in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this agreement; and

(b) this clause 16.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this agreement (including, for the avoidance of doubt, the Warranties) which was induced by fraud for which the remedies shall be all those available under the law governing this agreement regardless of the other terms of this agreement.

17.	Variation and waiver

17.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

17.2

A waiver of any right or remedy under this agreement or by law is only effective if given in writing and signed by the person waiving such right or remedy. Any such waiver shall apply only to the circumstances for which it is given and shall not be deemed a waiver of any subsequent breach or default.

17.3

A failure or delay by any person to exercise any right or remedy provided under this agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

17.4

A party that waives a right or remedy provided under this agreement or by law in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

18.	Costs

18.1

Except as expressly provided in this agreement, each party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this agreement and the other Transaction Documents.

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19.	Notices

19.1

A notice given to a party under or in connection with this agreement shall be in writing and shall be delivered by hand or sent by pre-paid first class airmail in either case to that party’s address as stated in this agreement (or to such other address as that party may notify to the other party in accordance with this agreement), or by email to the following addresses:

(a)	For the Buyer:

	(i)	Dominic Wells – dom@onfolio.com; and

	(ii)	with a copy being sent to the Buyer’s Solicitors – Graham.Spalding@lodders.co.uk.

(b)	For the Seller:

	(i)	Jonathan Kiekbusch john@i2w.uk

	(ii)	Ezekiel Daldy Zeke@i2w.uk

	(iii)	Lyndsay Kiekbusch Lyndsay@i2w.uk

	(iv)	with a copy being sent to the Seller’s Solicitors – .

19.2

A notice is deemed to have been received if delivered by hand, at the time the notice is left at the proper address, or if sent by airmail, on the seventh Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), in which case receipt will occur when business hours resume in the place of receipt, or if sent by email one Business Day after transmission (provided it is sent to an email address stated in clause 19.1 above) and no failed transmission message is returned. If a failed transmission messaged is returned, but the party has specified more than one email address for service and no failed transmission message has been returned for that email address, service shall be deemed effective.

19.3	A notice given under this agreement is not valid if sent by fax.

19.4	This clause 19 does not apply to the service of any proceedings or other documents in any legal action.

20.	Severance

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but that shall not affect the validity and enforceability of the rest of this agreement.

21.	Agreement survives Completion

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

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22.	Third party rights

22.1	Except as expressly provided in clause 22.2, this agreement does not give rise to any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

22.2

The following provisions are intended to benefit future buyers of the Sale Shares and (to the extent that they are identified in the relevant clauses as recipients of rights or benefits under that clause), the Company and the Officers (as defined in clause 5.7), and shall be enforceable by each of them to the fullest extent permitted by law:

(a) clause 5 and Schedule 3 (Warranties), subject to clause 7 (Limitations on claims);

(b) clause 8 and Schedule 4 (Tax Covenant);

(c) clause 9 (Indemnities);

(d) clause 11 (Restrictions on the Seller); and

(e) clause 12 (Confidentiality and announcements).

22.3	The rights of the parties to rescind or vary this agreement are not subject to the consent of any other person.

23.	Counterparts

23.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

23.2

Transmission of an executed counterpart of this agreement (but for the avoidance of doubt not just a signature page) by email (in PDF, JPEG or other agreed format) shall take effect as the transmission of a “wet-ink” counterpart of this agreement.

24.	Rights and remedies

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

25.	Inadequacy of damages

Without prejudice to any other rights or remedies that the Buyer may have, the Seller acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of clause 11 or clause 12 by the Seller. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of clause 11 or clause 12 of this agreement.

26.	Withholding

26.1

All sums payable under this agreement by or on behalf of any party (for the purposes of this clause the payer) to another (the payee) shall be paid free and clear of all deductions or withholdings save only as may be required under law.

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26.2

If any deduction or withholding is required by law to be made from any payment under this agreement, the payer shall pay the payee, at the same time as making the payment in question, such additional amount as will, after such deduction or withholding has been made, leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

27.	Succession

27.1

This agreement shall be binding on, and enure for the benefit of, each party and their respective successors and assigns. Subject to and on any succession and assignment permitted by this agreement, any successor and/or assignee shall in its own right be able to enforce any term of this agreement in accordance with its terms as if it were in all respects a party to this agreement but, until such time, any such successor or assignee shall have no rights whether as a third party or otherwise.

28.	Governing law and jurisdiction

28.1

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

28.2

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

This agreement has been entered into on the date stated at the beginning of it.

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Schedule 1 Particulars of the Company

The Company

Name:	SEO Butler Limited
Registered number:	09317527
Registered office:	16 Wakehurst Road, Eastbourne, East Sussex, BN22 7FL
Issued share capital:	Amount: £5.00 Divided into: 5 ordinary shares of £1.00 each
Registered shareholder (and number of Sale Shares held):	The Seller – 5 ordinary shares of £1.00 each
Directors:	Ezekiel Daldy Jonathan Kiekbusch Lyndsay Kiekbusch

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Schedule 2 Seller’s obligations at Completion

1.	Documents to be delivered at Completion

At Completion, the Seller shall deliver (or cause to be delivered) to the Buyer:

1.1	a transfer of the Sale Shares, duly signed by the Seller in favour of the Buyer;

1.2	the definitive share certificates for the Sale Shares or an indemnity, in agreed form, for any lost certificates;

1.3

any waivers, consents or other documents required to enable the Buyer to be registered as the holder of the Sale Shares, in each case in agreed form, and including an irrevocable waiver of any pre-emption right or other restriction on the transfer of the Sale Shares conferred on any person who is not a party to this agreement, duly signed by the holder of such right or restriction;

1.4

the registers, minute books and other records required to be kept by the Company under the CA 2006, in each case properly written up as at the Completion Date, together with the common seals (if any), certificates of incorporation and any certificates of incorporation on change of name for each of the Company;

1.5	resignation letters, in agreed form and executed as a deed, from the Directors, resigning from their respective offices with the Company;

1.6	a letter from the Seller, in agreed form, confirming that it has ceased to be a registrable relevant legal entity (within the meaning of section 790C of the CA 2006) in relation to the Company;

1.7	signed minutes, in agreed form, of each of the board meetings held by the Company as required by paragraph 2 of this Schedule 2;

1.8	in relation to the Company:

(a) statements from each bank at which it has an account, giving the balance of each account at the close of business on the last Business Day before Completion;

(b) all cheque books in current use and written confirmation that no cheques have been written since the statements delivered above were prepared;

(c) details of its cash book balances;

(d) reconciliation statements reconciling the cash book balances and the cheque books with the bank statements delivered above; and

(e) a schedule of the Company’s Unfulfilled Services Provisions as at the Business Day before the Completion Date, identifying those for which payment has been received and those for which it has not;

1.9	evidence, in agreed form, of the release of all guarantees or other security given by the Company in respect of the liabilities or obligations of the Seller, or of any other third party;

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1.10

a certified copy of the resolutions, in agreed form, of the Seller’s board of directors approving the Transaction and the execution and delivery of each of the Transaction Documents to be delivered by the Seller at Completion;

1.11	the Disclosure Letter, duly executed by the Seller; and

1.12	a certified copy of the resolutions, in agreed form, passed by the Seller’s shareholders approving the Transaction.

All physical Business and Company documents shall be sent to the Buyer, as soon as reasonably practicable after Completion, care of Dominic Wells at:

No.1 4F Jihu Road, Lane 120, Alley 30, Zhongshan District, Taipei 104, Taiwan

2.	Completion board meetings

The Seller shall cause a board meeting of the Company to be held at Completion at which the following matters are approved:

2.1

in the case of the Company only, the registration of the transfer of the Sale Shares delivered in accordance with paragraph 1.1 of this Schedule 2, subject only to the transfers being duly stamped at the Buyer’s cost;

2.2	acceptance of the resignations referred to in paragraph 1.5 of this Schedule 2, with effect from the end of the relevant board meeting;

2.3

the appointment of the persons nominated by the Buyer as directors of the Company (subject to any maximum number of directors contained in the relevant company’s articles of association), with effect from the end of the relevant board meeting;

2.4	changing the registered office of the Company to such address as is required by the Buyer; and

2.5	revoking all existing instructions and authorities to the bankers of the Company and replacing them with new instructions and authorities as the Buyer requires.

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Schedule 3 Warranties

Part 1 General Warranties

1.	Power to sell the Sale Shares

1.1

The Seller has taken all necessary actions and has all requisite power and authority to enter into and perform this agreement and each of the other Transaction Documents to which it is a party in accordance with their respective terms.

1.2

The execution and delivery by the Seller of this agreement and each of the other Transaction Documents to which it is a party, and compliance with their respective terms shall not breach or constitute a default:

	(a)	under the Seller’s articles of association, or any other agreement or instrument to which the Seller is a party or by which the Seller is bound; or

	(b)	of any order, judgment, decree or other restriction applicable to the Seller.

2.	Shares in the Company

2.1	The Sale Shares constitute the whole of the allotted and issued share capital of the Company and are fully paid or credited as fully paid.

2.2

The Seller is the sole legal and beneficial owner of the Sale Shares and is entitled to transfer the legal and beneficial title to the Sale Shares to the Buyer free from all Encumbrances, without the consent of any other person.

2.3

No person has any right to require, at any time, the transfer, creation, issue or allotment of any share, loan capital or other securities of the Company (or any rights or interest in them), and neither the Seller nor the Company has agreed to confer any such rights, and no person has claimed any such rights.

2.4	No Encumbrance has been granted to any person or otherwise exists affecting:

	(a)	the Sale Shares; or

	(b)	any unissued shares, debentures or other unissued securities of the Company.

No commitment to create any such Encumbrance has been given, nor has any person claimed any right to such an Encumbrance.

2.5	The Company does not:

	(a)	hold or beneficially own, or has agreed to acquire, any shares, loan capital or any other securities in any company;

	(b)	have any interest in or has agreed to become, a member of any limited liability partnership, partnership or other unincorporated association, joint venture or consortium (other than recognised trade associations);

	(c)	control or take part in the management of any company or business organisation, nor has it agreed to do so;

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	(d)	in relation to any company, or limited liability partnership registered in the UK, have a right to or is a registrable relevant legal entity within the meaning of section 790C of the CA 2006; or

	(e)	have any branch or permanent establishment outside its country of incorporation.

2.6	The Company has not at any time:

	(a)	purchased, redeemed, reduced, forfeited or repaid any of its own share capital;

	(b)	given any financial assistance in contravention of any applicable law or regulation; or

	(c)	allotted or issued any securities that are convertible into shares.

2.7

No shares in the capital of the Company has been issued, and no transfer of any such shares has been registered, except in accordance with all applicable laws and the articles of association of the Company and all such transfers have been duly stamped (where applicable).

3.	Constitutional and corporate documents

3.1	Copies of the articles of association (or other constitutional and corporate documents) of the Company have been Disclosed. Such copy documents:

	(a)	are true, accurate and complete in all respects;

	(b)	have attached to them copies of all resolutions and agreements required by applicable law to be so attached; and

	(c)	fully set out all the rights and restrictions attaching to the shares in the capital of the Company.

3.2	The register of members, register of people with significant control (PSC Register) and all other statutory books and registers of the Company:

	(a)	have been properly kept in accordance with all applicable laws;

	(b)	are correctly written up to date; and

	(c)	contain a true, complete and accurate record of all matters and information which should be contained in them.

No notice or allegation has been received that any such registers or books are incorrect or should be rectified.

3.3

In relation to its PSC Register, the Company has at all times complied with its duties under section 790D (Duty to investigate and obtain information) and section 790E (Duty to keep information up-to-date) of the CA 2006.

3.4

All returns, particulars, resolutions and other documents that the Company is required by law to file with, or deliver to, any authority in any jurisdiction (including, in particular, the Registrar of Companies in England and Wales) have been correctly made up and duly filed or delivered.

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3.5

All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its articles of association, all applicable laws and regulations and any agreements or arrangements made with any third party regulating the payment of dividends and distributions.

3.6	All deeds and documents belonging to the Company to which any of them is a party, are in the possession of the Company.

4.	Information

The particulars of the Company set out in Schedule 1 are true, accurate, complete and not misleading.

5.	Compliance with laws

5.1	The Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction.

5.2	The Company has not, nor have any of its respective directors or employees (current or past), has been convicted of an offence in relation to the business or affairs of the Company.

6.	Licences and consents

6.1	The Company holds all licences, consents, permits and authorities necessary to carry on its business in the places and in the manner in which it is carried on at the date of this agreement (Consents). Details of the Consents and copies of all related documentation have been Disclosed.

6.2	Each of the Consents is valid and subsisting, and the Company is not in breach of the terms or conditions of the Consents.

6.3	There is no reason why any of the Consents may be revoked, suspended or cancelled (in whole or in part), or may not be renewed on the same terms.

7.	Insurance

7.1	The Company maintains, and has at all material times maintained, adequate insurance cover against all losses and liabilities, including business interruption, and all other risks that are normally insured against by a person carrying on the same type of business as the Business.

7.2	The Disclosure Letter includes complete and accurate details of all insurance policies maintained by or on behalf of the Company (Policies).

7.3	The Policies are in full force and effect, all premiums due on them have been paid and all other conditions of the Policies have been performed and observed.

8.	Powers of attorney

8.1	There are no powers of attorney granted by the Company which are currently in force.

8.2	No person is entitled or authorised in any capacity to bind or commit the Company to any obligation outside the ordinary course of the Business.

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9.	Disputes and investigations

9.1	Neither the Company, nor any of its Directors, nor any other person for whose acts the Company may be vicariously liable, is engaged or involved in, or otherwise subject to any of the following matters (such matters being referred to in this paragraph 9 as Proceedings):

	(a)	any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearings before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business); or

	(b)	any dispute with, or any investigation, inquiry or enforcement proceedings by, any governmental, regulatory or similar body or agency in any jurisdiction.

9.2

No Proceedings have been threatened or are pending by or against the Company, any Director or any other person whose acts the Company may be vicariously liable, and so far as the Seller is aware there are no circumstances likely to give rise to any such Proceedings.

9.3	The Company:

	(a)	Is not affected by any subsisting or pending judgment, order or other decision or ruling of a court, tribunal or arbitrator, or of any governmental, regulatory or similar body or agency in any jurisdiction; or

	(b)	Has not given to any court, tribunal or arbitrator, or any governmental, regulatory or similar body or agency in any jurisdiction, or to any other third party a subsisting undertaking arising out of, or in connection with, any Proceedings.

10.	Defective products and services

10.1	The Company has not sold any products or supplied any services that were at the time they were sold or supplied, faulty or defective, or that did not or do not comply with any:

	(a)	warranties or representations expressly or impliedly made by or on behalf of the Company in connection with such products or services; or

	(b)	laws, regulations, standards and requirements applicable to such products or services.

10.2	No proceedings have been started, are pending or have been threatened against the Company:

	(a)	in which it is claimed that any product sold by the Company is defective, not appropriate for its intended use; or

	(b)	in respect of any services supplied by the Company.

10.3	There are no disputes between the Company and any of their respective customers, clients or any other third parties in connection with any products or services, sold or supplied by the Company.

11.	Customers and suppliers

11.1	The definition in this paragraph applies in this agreement.

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Material Counterparty: any customer, client or supplier of the Company who is of material importance to the business or profits of the Company.

11.2	In the period from 2 March 2021 to the date of this agreement:

(a) no Material Counterparty has ceased, or threatened to cease to do business with, or reduced, or threatened to reduce in any material respect the extent to which it does business with the Company;

(b) there has been no material adverse change in the basis or terms on which any Material Counterparty does business with the Company; and

(c) the Business has not been materially affected in an adverse manner as a result of (either individually or in combination) the loss of, or a reduction in trading with, any customer, client or supplier of the Company, or a change in the terms on which any such customer, client or supplier does business with the Company.

11.3	So far as the Seller is aware, none of the matters referred to in paragraph 11.2 above is likely to occur.

11.4	So far as the Seller is aware, no customer or client of the Company is subject to a relevant insolvency procedure within the meaning of section 233B(2) of the Insolvency Act 1986.

12.	Contracts

12.1	The definition in this paragraph applies in this agreement.

Material Contract: any agreement, arrangement, understanding or commitment that the Company is a party to or bound by, that is of material importance to the business, profits or assets of the Company.

12.2	Except as Disclosed, the Company is not a party to, or otherwise subject to any agreement, arrangement, understanding or commitment which:

(a)	is a Material Contract;

(b)	is of an unusual or exceptional nature;

(c)	is not in the ordinary and usual course of the Business;

(d)	may be terminated as a result of a change of Control of the Company;

(e)	restricts the freedom of the Company to carry on the Business in any part of the world in such manner as it thinks fit;

(f)	involves partnership, joint venture, consortium, joint development, shareholder or similar arrangements;

(g)	involves the grant of any sole or exclusive rights by or to the Company;

(h)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into;

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(i)	cannot be readily fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

(j)	involves or is likely to involve an aggregate consideration payable by or to the Company in excess of £5,000.00;

(k)	requires the Company to pay any commission, finder’s fee, royalty or the like;

(l)	is for the supply of goods and/or services by or to the Company on terms under which retrospective or future discounts, price reductions or other financial incentives are given;

(m)	is not on arm’s-length terms;

(n)	is a finance lease, hire purchase, rental or credit sale agreement, or which otherwise provides for the purchase or right to purchase any asset by instalment payments; or

(o)	involves other obligations or liabilities that ought reasonably to be made known to the Buyer.

12.3	Each Material Contract is in full force and effect and binding on the parties to it.

12.4	The Company, nor so far as the Seller is aware any counterparty is (or will, with the lapse of time, be) in default of any:

(a) Material Contract; or

(b) other agreement, arrangement, undertaking or commitment a default of which would be material having regard to the trading, profits or financial position of the Company.

No such default has been threatened, and so far as the Seller is aware there are no facts or circumstances likely to give rise to any such default.

12.5

No notice of termination of a Material Contract has been received or served by the Company, and there are no grounds for the termination, rescission, avoidance, repudiation or a material change in the terms of any such contract.

13.	Transactions with the Seller

There is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and the Seller or any party connected to the Seller.

14.	Finance and guarantees

14.1	The Disclosure Letter contains full particulars of all:

(a) money borrowed by the Company; and

(b) loans, overdrafts or other financial facilities currently outstanding or available to the Company (Financial Facilities), including copies of all documents relating to such Financial Facilities.

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14.2	The total amount borrowed by the Company (whether pursuant to the Financial Facilities or otherwise) does not exceed any limitations on the borrowing powers of the Company contained in:

	(a)	its articles of association; or

	(b)	any debenture or other deed or document binding on the Company.

14.3

No indebtedness of the Company is due and payable and no Encumbrance over any of the assets of the Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise.

14.4

The Company has not received any notice (whose terms have not been fully complied with or carried out) from any creditor requiring any payment to be made in respect of any indebtedness (whether arising pursuant to the Financial Facilities or otherwise), or intimating the enforcement of any Encumbrance which it holds over the assets of the Company.

14.5

Except as Disclosed, no Encumbrance, guarantee, indemnity or other similar security arrangement has been given or entered into (or agreed to be given or entered into) by the Company or any third party in respect of the borrowings or other obligations of the Company (whether arising pursuant to the Financial Facilities or otherwise).

14.6

The Company has not given or entered into (or agreed to give or enter into) any Encumbrance, guarantee, indemnity or other similar security arrangement in respect of the indebtedness of, or the default in the performance of any obligation by, any other person.

14.7

The Company has no outstanding loan capital, or has lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

14.8	The debts owing to the Company as reflected in the Accounts, and all debts subsequently recorded in the books of the Company since the Accounts Date:

	(a)	have been realised, or will within three months after the date of this agreement realise in cash their full amount as included in those Accounts or books;

	(b)	have not been outstanding (in whole or in part) for more than two months from its due date for payment; and

	(c)	are not subject to any right of set-off or counterclaim.

14.9

Particulars of the balances of all the bank accounts of the Company, showing the position as at the Business Day immediately preceding the date of this agreement, have been Disclosed and the Company does not have any other bank account. Since the date of those particulars, there have been no payments out of those bank accounts other than routine payments in the ordinary course of the Business.

14.10

Having regard to the existing banking and other facilities available to it, the Company has sufficient working capital for the purposes of executing, carrying out and fulfilling in accordance with their respective terms all customer orders, customer projects and customer contractual obligations which have been placed with or undertaken by the Company as at Completion.

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15.	Liabilities

15.1

The Company does not have any liabilities (including contingent liabilities) other than as disclosed in the Accounts or incurred in the ordinary and proper course of the Business since the Accounts Date.

15.2	No sum is owing by the Company to their accountants, solicitors or other professional advisers, and no accrual ought properly to be made by it in respect of any such sum.

16.	Effect of the Transaction

16.1	Neither the acquisition of the Sale Shares by the Buyer, nor compliance with the terms of this agreement will:

	(a)	cause the Company to lose the benefit of any asset, right or privilege it presently enjoys;

	(b)	relieve any person of any obligation to the Company (whether contractual or otherwise), or enable any person to determine any such obligation or any right or benefit enjoyed by the Company, or to exercise any other right in respect of the Company;

	(c)	result in any customer, client or supplier being entitled to cease dealing with the Company, or being entitled to reduce its level of business, or being entitled to change the terms on which it deals, with the Company;

	(d)	result in the loss or impairment of, or any default under, any licence, authorisation or consent required by the Company for the purposes of the Business; or

	(e)	so far as the Seller is aware, result in any officer or senior employee leaving the Company.

17.	Insolvency

17.1	The Company is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation.

17.2	The Company has not stopped paying its debts as they fall due.

18.	Accounts

18.1	For the purposes of this paragraph 18, the following term shall have the following meaning:

Previous Accounts: the accounts equivalent to the Accounts in respect of the two accounting periods immediately preceding the accounting period ended on the Accounts Date.

18.2	The Accounts:

(a) show a true and fair view of the state of affairs of the Company as at the Accounts Date, and of the profit or loss of the Company for the accounting period ended on the Accounts Date;

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(b) have been properly prepared in accordance with generally accepted accounting principles applied in the UK;

(c) comply with the requirements of the Companies Act 2006 and all other applicable laws and regulations in the UK; and

(d) (save as the Accounts expressly disclose) are not affected by any extraordinary, exceptional or non-recurring items.

18.3	Save as expressly Disclosed, the Accounts have been prepared using the same accounting policies and estimation techniques as those adopted and applied in preparing the Previous Accounts.

18.4

The Disclosure Letter contains full particulars of all money borrowed by the Company, and all financial facilities currently outstanding or available to the Company, including copies of all related documentation.

18.5	The Company has not factored or discounted any of its debts, nor engaged in financing of a type that would not need to be shown or reflected in the Accounts.

18.6	No Encumbrance, guarantee, indemnity or other similar security arrangement has been entered into, given or agreed to be given by:

(a) the Company or any third party for any indebtedness or other obligations of the Company; or

(b) the Company for any indebtedness or other obligations of any third party.

18.7

The Company does not have any outstanding loan capital, nor has it lent any money that has not been repaid, and there are no debts owing to the Company other than debts that have arisen in the normal course of the Business.

18.8

The debts owing to the Company as reflected in the Accounts (and all debts subsequently recorded in its books since the Accounts Date) have been realised, or will within three months after Completion realise in cash their full amount, and none of those debts has been outstanding for more than two months.

18.9	No insolvency event has occurred in relation to the Company or the Seller.

18.10

The management accounts of the Company for the period from the Accounts Date to and including the Management Accounts Date have been reasonably prepared and show a reasonable view of the financial and trading position of the Company as at the period to which they relate.

19.	Changes since the Accounts Date

Since the Accounts Date:

19.1	the Company has conducted the Business in the normal course and as a going concern;

19.2	there has been no material adverse change in the turnover, financial position or prospects of the Company;

19.3	The Company has not issued or agreed to issue any share or loan capital;

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19.4	no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company;

19.5	The Company has not borrowed or raised any money or given or taken any form of financial security;

19.6	the Company has paid its creditors within the applicable periods agreed with the relevant creditor and there are no amounts owing by the Company which have been outstanding for more than 60 days; and

20.	Assets

20.1

The assets included in the Accounts, together with any assets acquired since the Accounts Date and all other assets used by the Company in connection with the Business (except for those disposed of since the Accounts Date in the normal course of business) are:

(a) legally and beneficially owned by either the Company, and the relevant owner has good and marketable title to such assets;

(b) not the subject of any lease, lease hire agreement, hire purchase agreement or agreement for payment on deferred terms, or any licence or factoring arrangement; and

(c) in the possession and control of the Company.

20.2

Except as Disclosed, none of the assets, undertaking or goodwill of the Company is subject to an Encumbrance or any agreement or commitment to create an Encumbrance, and no person has claimed to be entitled to create such an Encumbrance.

20.3	The assets owned by the Company comprise all the assets necessary for the continuation of the Business as it is carried on at the date of this agreement.

20.4

The Company does not own or lease or any real property or have any right of ownership, right to use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right affecting any land and buildings and has no rights or obligations in relation to any lease or real property formally owned or occupied.

21.	Intellectual property

21.1	The definitions in this paragraph apply in this agreement:

Intellectual Property Rights: patents, rights to inventions, copyright and neighbouring and related rights, moral rights, trade marks, business names and domain names, rights in get-up, goodwill and the right to sue for passing off, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Target IP: all Intellectual Property Rights owned, used or held for use by the Company.

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21.2

Complete and accurate particulars are set out in Part 1 and Part 2 of Schedule 5 respectively of all registered Intellectual Property Rights (including applications for such rights) and unregistered Intellectual Property Rights owned by the Company.

21.3

Complete and accurate particulars are set out in Part 3 and Part 4 of Schedule 5 respectively of all licences, agreements, authorisations and permissions (in whatever form and whether express or implied) under which the Company:

	(a)	uses or exploits Intellectual Property Rights owned by any other person; or

	(b)	has licensed or agreed to license Intellectual Property Rights to, or otherwise permitted the use of any Intellectual Property Rights by, any other person.

21.4

Except to the extent disclosed in the particulars set out in Part 3 of Schedule 5, the Company is the sole legal and beneficial owner of all Target IP, free from all Encumbrances (except of those Encumbrances set out in Part 4 of Schedule 5).

21.5

The Company does not require the use of any Intellectual Property Rights in order to carry on the Business in the manner in which it was operated at and before the date of this agreement and to fulfil any currently existing plans or proposals, other than those rights which:

	(a)	it is currently able to exercise, without restriction, in relation to the Intellectual Property Rights which it owns; and

	(b)	are currently granted to it under the licences set out in Part 3 of Schedule 5).

21.6

The Intellectual Property Rights set out in Part 1 and Part 2 of Schedule 5 are valid, subsisting and enforceable and nothing has been done, or not been done, as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

	(a)	all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

	(b)	all confidential information (including know-how and trade secrets) owned or used by the Company has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information, details of which are set out in the Disclosure Letter);

	(c)	so far as the Seller is aware no mark, trade name or domain name identical or similar to any such rights has been registered, or is being used by any person in the same or a similar business to that of the Company, in any country in which the Company has registered or is using that mark, trade name or domain name; and

	(d)	there are and have been no oppositions, claims, challenges disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

21.7

Nothing is due to be done within 30 days of the date of this agreement the omission of which would jeopardise the maintenance or prosecution of any of the Target IP which are registered or the subject of an application for registration.

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21.8

So far as the Seller is aware there is and has been no unauthorised use, misappropriation or infringement by any third party of any of the Target IP, nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the business and assets of the Company and no action is current or anticipated.

21.9	The agreements and licences set out in Part 3 and Part 4 of Schedule 5:

	(a)	are valid and binding and recorded in writing;

	(b)	have, where required, been duly recorded or registered;

	(c)	have not been the subject of any breach or default by any party or of any event which, with the giving of notice or lapse of time, would constitute a default; and

	(d)	are not the subject of any claim, dispute or proceeding, pending or threatened.

21.10

A change of Control of the Company, or any other transaction completed under this agreement, will not result in the termination of, or trigger a payment in respect of, or otherwise materially affect, any of the Target IP.

21.11	The activities of the Company have not:

	(a)	Infringed and do not infringe the Intellectual Property Rights of any third party;

	(b)	Constituted and do not constitute any breach of confidence, passing off or actionable act of unfair competition; and

	(c)	given and do not give rise to any obligation to pay any royalty, fee, compensation or any other sum whatsoever.

22.	Information technology

22.1	The definitions in this paragraph apply in this agreement.

Domain Names: the internet domain names associated with the Business.

Good Industry Practice: the exercise of that degree of skill, care and timeliness as would be expected from a leading company within the relevant industry or business sector.

IT Contracts: all agreements or arrangements (whether or not in writing and including those currently being negotiated) under which any third party provides or will provide any element of, or services relating to, the IT Systems, including leasing, hire purchase, licensing, maintenance, website hosting, outsourcing, security, back-up, disaster recovery, insurance, cloud computing and other types of services agreements.

IT Systems: the network and information systems that are owned, used or held for use by the Company, including: (i) all computer hardware (including network and telecommunications equipment and related peripherals) and mobile devices; (ii) all software (including associated user manuals, object code and source code and other materials sufficient to enable a reasonably skilled programmer to maintain and modify the

Security Incident: any event having an actual adverse effect on the security of the IT Systems and/or the Systems Data.

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Social Media Account: any user account, profile, page or other similar presence on an online communication channel incorporating user-generated content in connection with the Business.

Systems Data: the digital data (including personal and non-personal data) stored, processed, retrieved or transmitted by any element of the IT Systems.

22.2

Complete and accurate particulars of the IT Systems and the IT Contracts are set out in Part 1 and Part 2 of Schedule 6. The Seller has no reason to believe that any of the IT Contracts are not adequate for the purposes of the Business as it is operated at and before the date of this agreement.

22.3

Except to the extent provided for in the IT Contracts (details of which have been disclosed in Part 2 of Schedule 6), the Company are the owners of and in possession of the IT Systems free from Encumbrances. The Company has obtained all necessary rights from third parties to enable their exclusive and unrestricted use of the IT Systems both before and after the date of this agreement for the purposes of carrying on the Business in the manner in which it was operated at and before the date of this agreement, and to fulfil any currently existing plans or proposals.

22.4

The IT Contracts are valid and binding and recorded in writing, and no act or omission has occurred which would, if necessary, with the giving of notice or lapse of time, constitute a breach of any of them.

22.5	There are and have been no claims, disputes or proceedings arising or threatened under any of the IT Contracts or in respect of the IT Systems.

22.6

None of the IT Contracts is liable to be terminated or otherwise materially affected by a change of Control of the Company and the Seller has no reason to believe that any of the IT Contracts will not be renewed on the same or substantially the same terms when they expire.

22.7	All elements of the IT Systems:

	(a)	are functioning properly in accordance with all applicable specifications and with the service levels set out in the IT Contracts, and are fit for the purposes of the Business;

	(b)	are not defective in any material respect and have not been defective or failed to function during the last three years;

	(c)	have sufficient capacity, scalability and performance (without modification) to meet the current and foreseeable requirements of the Business;

	(d)	include sufficient user information (including supplier’s recommendations) reduced to writing and in a commonly-readable format, which is within the possession and control of the Company, to enable reasonably skilled personnel in the field to use and operate the IT Systems without the need for further assistance (User Information); and

	(e)	have been operated and used substantially in accordance with the User Information (including any recommendations as to environmental conditions and power supply);

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	(f)	have been satisfactorily and regularly maintained in accordance with Good Industry Practice, including that all versions of the Software used by the Business are currently supported by the respective owners of the Software, and the IT Systems have the benefit of appropriate maintenance and support agreements; and

	(g)	meet all applicable regulatory requirements, including (in respect of any element of the IT Systems which processes personal data) the requirement for privacy by design and privacy by default.

22.8

No open-source software (as defined at http://opensource.org/docs/osd) licensed from time to time under the General Public Licence (as set out at http://www.gnu.org/licenses/gpl.html) or any similar licence has been included or used in, or in the development of, any element of the IT Systems (Restrictive Open Source Code) and no element of the IT Systems operates in such a way that it is compiled with or linked to any Restrictive Open Source Code. Without prejudice to the foregoing, no open-source software has been included or used in, or in the development of, any element of the IT Systems in contravention of its applicable open-source licence terms and no third party is asserting, or has in the last three years asserted, any such contravention.

22.9

Complete and accurate particulars of all Social Media Accounts and Domain Names are set out in Part 3 of Schedule 6. All Social Media Accounts and Domain Names are controlled and administered by the Company and used exclusively in connection with the Business.

22.10	The Company:

	(a)	is the current registrant and user of each Domain Name and Social Media Account, and has not sold, transferred, licensed, charged or otherwise encumbered any Domain Name or Social Media Account, or allowed a Domain Name or Social Media Account to be used by any third party;

	(b)	has in its control and possession sufficient information, passwords and access codes to allow it to access, edit, control and/or administer each Domain Name and Social Media Account, including after the date of this agreement;

	(c)	has not committed any breaches, and is currently not in breach, of any agreement with the registrar of any Domain Name or provider of any Social Media Account; and

	(d)	has completed all necessary formalities (including the payment of all relevant fees) in order to effect any renewals of the Domain Names or Social Media Accounts which were due prior to the date of this agreement.

22.11

No person has used the Social Media Accounts to infringe or misuse or misappropriate the rights of any other person or to defame, libel or slander such person, or to make any unauthorised statement about, or on behalf of, or in connection with, the Business or the Company

22.12

The Company has in place, in accordance with Good Industry Practice, proper policies, procedures and training for its employees on the appropriate use of social media in both a professional and personal capacity.

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22.13	The Company have in place:

(a) a fully documented disaster recovery plan which, in conjunction with any necessary agreements with third party service providers (particulars of which are set out in Part 2 of Schedule 6), would enable the Business to continue if there were significant damage to or destruction of some or all of the IT Systems;

(b) a monitoring programme which enables the Company to effectively detect, prioritise, and report Security Incidents on a continuous 24/7 basis; and

(c) a data security breach and response plan which enables the Company to effectively mitigate any Security Incident, and the effects of any Security Incident on the Business.

Each such plan (copies of which have been Disclosed) complies with Good Industry Practice.

23.	Data protection and privacy

23.1	The definitions in this paragraph apply in this agreement.

Data Protection Laws: all laws (whether of the UK or any other jurisdiction) relating to the use, protection and privacy of Personal Data (including, without limitation, the privacy of electronic communications) which are from time to time applicable to the Company (or any part of their business).

Personal Data: has the meaning given to that term in Article 4 of the UK GDPR.

Processor: has the meaning given in paragraph 25.4(a) of Part 1 of this Schedule.

Supervisory Authority: any local, national, supranational, state, governmental or quasi- governmental agency, body, department, board, official or entity exercising regulatory or supervisory authority pursuant to any Data Protection Laws, including the Information Commissioner’s Office in the UK.

UK GDPR: has the meaning given to it in section 3(10) (as supplemented by section 205(4)) of the Data Protection Act 2018.

23.2	The Company has at all times complied with the Data Protection Laws in all respects.

23.3	The Company has:

(a) introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Data (details of which are included in the Disclosure Letter), and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

(b) maintained complete, accurate and up to date records of all their Personal Data processing activities as required by the Data Protection Laws;

(c) carried out and maintained complete, accurate and up to date records of, all data protection impact assessments required by the Data Protection Laws;

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(d) issued appropriate privacy notices to data subjects which comply with all applicable requirements of the Data Protection Laws;

(e) implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Data processed by the Company or the Processors, and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Data to be protected; and

(f) put in place an adequate data breach response plan (including maintaining a record of personal data breaches) that enables the Company and the Processors to comply with the related requirements of the Data Protection Laws.

23.4	The Company has not disclosed or transferred any Personal Data outside the UK.

23.5

The Company has complied with all data subject requests, including any requests for access to Personal Data, the cessation of specified processing activities or the rectification or erasure of any Personal Data, in each case in accordance with the requirements of the Data Protection Laws, and there are no such requests outstanding at the date of this agreement.

23.6	The Company has obtained valid consents in respect of their mailing lists which are no older than one year and have complied with any data subject opt-out requests.

24.	Employment, Pension and Incentives

For the purposes of this paragraph the following terms shall have the following meanings:

Employee: any person employed by the Company under a contract of employment.

Worker: any person who performs work for the Company, personally or through a personal services company or agency, but who is not an Employee.

24.1	The Company has no Employees.

24.2	The Disclosure Letter sets out details of all Workers, and the principal terms of their contracts with the Company.

24.3	There are no individuals who are currently or were previously wholly or mainly employed or engaged in or otherwise assigned to:

(a) any of activities of the Company; or

(b) the provision of any service to the Company;

save for those persons listed in the Disclosure Letter.

24.4	No notice to terminate the contract of any Worker is pending, outstanding or threatened, and so far as the Seller is aware, there are no circumstances likely to give rise to such notice.

24.5	No offer of employment or engagement has been made by the Company which is outstanding for acceptance, or which has been accepted but not yet commenced.

24.6

Since 2 March 2021, the Company has not made or agreed to make a payment, or provided or agreed to provide a benefit, to a current or former director or officer, Employee or Worker or to their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.

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24.7	There are no sums owing to or from any current or former Employee or Worker other than reimbursement of expenses, wages for the current salary period and holiday pay for the current holiday year.

24.8	The Disclosure Letter includes copies of all policies and other documents containing provisions which apply to the Workers.

24.9

Each person engaged by the Company and who is based in the United Kingdom (if any) has permission to live and work full time in the United Kingdom in the role in which they are employed, hired or engaged for the purposes of Section 8 of the Asylum and Immigration Act 1996 or Sections 15 and 21 of the Immigration, Asylum and Nationality Act 2006 and the Company has complied with its obligations under such legislation.

24.10	Completion of this agreement and compliance with its terms will not entitle any directors, Workers or officers of the Company to terminate their engagement or receive any payment or other benefit.

24.11	A copy of terms by which any Worker is engaged with the Company is Disclosed.

24.12	All terms, whether written or verbal, with any person who is not an Employee or Worker, have been Disclosed.

24.13

No Workers have given notice of an intention to cease providing services to the Company and so far as the Seller is aware no Workers are intending or are reasonably likely to leave within the period of 12 months after Completion.

25.	Pensions And Other Benefits

25.1	The Company does not operate any pension scheme for the benefit of any of its Workers or officers.

25.2	The Company does not pay and is not bound to pay, any payments in addition to a Worker’s remuneration as stated in their terms of engagement.

Part 2 Tax Warranties

1.	General

1.1	All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have, or should have, been submitted by the Company to any Tax Authority for the purposes of Tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is so far as the Seller is aware likely to be, the subject of any material dispute with any Tax Authority.

1.2	All Tax (whether of the UK or elsewhere), for which the Company has been liable to account, has been duly paid (insofar as such Tax ought to have been paid) and no penalties, fines, surcharges or interest have been incurred.

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1.3	The Company maintains complete and accurate records, invoices and other information in relation to Tax, that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects.

1.4	No Group Company is nor, in the period of six years ended on the date of this Agreement, has any Group Company been in dispute with or subject to any visit, audit, enquiry or investigation, by any Tax Authority and so far as the Sellers are aware there are no facts or circumstances likely to give rise to or be the subject of any such dispute, visit, audit, enquiry or investigation.

1.5	The Disclosure Letter discloses whether or not the Company is a large company within the meaning of regulation 3 of the Corporation Tax (Instalment Payment) Regulations 1998 and, if applicable, gives details of instalments of corporation tax paid in respect of any current or preceding accounting periods.

1.6	All Tax and national insurance contributions deductible under the PAYE system, the Construction Industry Scheme and/or any other Tax Statute have, so far as required to be deducted, been deducted from all payments made (or treated as made) by the Company. All amounts due to be paid to the relevant Tax Authority on or before the date of this agreement have been so paid.

1.7	The Disclosure Letter contains details of any payments or loans made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Company by an employee benefit trust or another third party, falling within the provisions of Part 7A to the ITEPA 2003 and details of any trust or arrangement capable of conferring such a benefit.

1.8	The Disclosure Letter contains details of all concessions, agreements and arrangements that the Company has entered into with a Tax Authority.

1.9	The Company is not and will not so far as the Seller is aware become liable, to make to any person (including any Tax Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than the Company).

1.10	The Accounts make full provision or reserve within generally accepted accounting principles for all Tax for which the Company is accountable at that date. Proper provision has been made and shown in the Accounts for deferred tax in accordance with generally accepted accounting principles.

2.	Chargeable gains

The book value shown in, or adopted for the purposes, of the Accounts as the value of each of the assets of the Company, on the disposal of which a chargeable gain or allowable loss could arise, does not exceed the amount which on a disposal of such asset at the date of this agreement would be deductible, in each case, disregarding any statutory right to claim any allowance or relief other than amounts deductible under section 38 of TCGA 1992.

3.	Capital losses

Details of all capital losses available for carry-forward by the Company are set out in the Disclosure Letter.

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4.	Capital allowances

The Company has not claimed first-year tax credits within the meaning of Schedule A1 of the Capital Allowances Act 2001 (CAA 2001), business renovation allowances under Part 3A of CAA 2001, flat conversion allowances under Part 4A of CAA 2001 or owns any asset, which if disposed of at the date of this agreement for its book value as shown in, or adopted for the purpose of, the Accounts, would give rise to a balancing charge under CAA 2001 (or any other legislation relating to capital allowances) or other clawback of relief.

5.	Distributions and other payments

No distribution or deemed distribution, within the meaning of section 1000 or sections 1022- 1027 of CTA 2010, has been made (or will be deemed to have been made) by the Company, except dividends shown in their unaudited accounts, and the Company is not bound to make any such distribution.

6.	Close companies

Any loans or advances made, or agreed to be made, by the Company within sections 455, 459 and 460 of CTA 2010 have been disclosed in the Disclosure Letter. The Company has not released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

7.	Loan Relationships

All interests, discounts and premiums payable by any Group Company in respect of its loan relationships (within the meaning of section 302 CTA 2009) are eligible to be brought into account by the Group Company as a debit for the purposes of Part 5 CTA 2009 at the time, and to the extent that such debits are recognised in the statutory accounts of the Group Company.

8.	Intangible assets

The Disclosure Letter sets out the amount of expenditure on each of the intangible fixed assets of the Company and provides the basis on which any debit relating to that expenditure has been taken into account in the Accounts or, in relation to expenditure incurred since the Accounts Date, will be available to the Company. No circumstances have arisen since the Accounts Date by reason of which that basis might change.

9.	Tax Relief for Expenditure

No Group Company has in the last six years made any payment or incurred any liability to make any payment of a revenue nature which could be disallowed as a deduction in computing the taxable profits of such Group Company or as a charge on that Group Company’s income.

10.	Transfer pricing

All transactions or arrangements made by the Company have been made on fully arm’s length terms. There are no circumstances in which Part 4 of TIOPA 2010 or any other rule or provision could apply causing any Tax Authority to make an adjustment to the terms on which such transaction or arrangement is treated as being made for Tax purposes.

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11.	Secondary Liability

Each Group Company has not been (nor is it liable to be) assessed to Tax as the permanent establishment, agent or representative of any person not resident in the United Kingdom nor so far as the Sellers are aware has any Event occurred in consequence of which any Group Company is or may be held liable to pay or bear any Tax which is primarily chargeable against or attributable to some person firm or company (other than such Group Company) within or outside the United Kingdom.

12.	Foreign Connections

12.1	No transaction described in paragraph 8 Schedule 17 Finance Act 2009 (international movement of capital) has been carried out or proposed by or in relation to any Group Company.

12.2	No Group Company has ever been resident outside the United Kingdom for the purposes of any Tax Legislation or Double Taxation Agreement.

12.3	No Group Company has had (nor in the period of six years ending on the date of this Agreement has it had):

(a) any permanent establishment (within the meaning of the OECD Model Double Taxation Agreement), branch, agent or place of business outside the United Kingdom; or

(b) any interest in a controlled foreign company; or

(c) a material interest in an offshore fund within the meaning of Part 8 Taxation (International and Other Provisions) Act 2010.

13.	Anti-avoidance

The Company is not party to, nor has been otherwise involved in, any transaction, scheme or arrangement containing steps or stages that have no commercial purpose or designed wholly or mainly for the purpose of avoiding or deferring Tax or reducing a liability to Tax or amounts to be accounted for under PAYE.

14.	Inheritance tax

No asset owned by the Company, nor the Sale Shares, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of IHTA 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of IHTA 1984.

15.	Value Added Tax

15.1	The Company is a taxable person and registered for the purposes of VAT with quarterly prescribed accounting periods.

15.2	The Company has not been in the period of six years ending with the date of Completion, a member of a group of companies for the purposes of section 43 of VATA 1994.

15.3	All supplies made by the Company are taxable supplies. The Company has not been, or will be, denied full credit for all input tax paid or suffered by it.

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15.4

The Company does not own any assets which are capital items subject to the capital goods scheme under Part XV of the VAT Regulations 1995, nor has exercised any option to tax under Part 1 of Schedule 10 to VATA 1994.

16.	Share and Bonus Schemes

16.1

None of the consideration for the sale of the Sale Shares to the Buyer will be treated as income in respect of which PAYE and/or National Insurance will have to be accounted (whether by the Buyer, a Group Company or any other person).

16.2

No Group Company has established (nor is it a participant in or connected with) any bonus, profit sharing, share incentive, share option or other plan, scheme or arrangement, whether or not approved by HMRC, for the benefit of its Employees or any of them.

16.3

No Employee holds or has any other right or interest in or has any right to acquire, or at any time since the Accounts Date has held, any employment-related securities (within the meaning of section 421B ITEPA 2003) or employment-related securities option (within the meaning of section 471 ITEPA 2003).

16.4	No Employee:

	16.4.1	has since the Accounts Date exercised or surrendered any share options; or

16.4.2

holds any unexercised share options, the future exercise or surrender of which may result in a liability for the Buyer, a Group Company or any other person to account for PAYE and/or National Insurance.

16.5	No Group Company has:

(a) entered into any election pursuant to section 425(3), 430(1) or 431 ITEPA 2003; or

(b) done anything otherwise than for a commercial purpose within section 446A or 446K ITEPA 2003.

16.6	No reportable event (within the meaning of section 421K ITEPA 2003) has occurred which has been reported to HMRC since the Accounts Date or which has yet to be reported to HMRC.

16.7

No person has made any payments or any loans or transferred, earmarked, however informally, or made any assets available, for the benefit of, any Employee in circumstances that could give rise to a charge under the provisions of Part 7A ITEPA 2003.

16.8	No Group Company has established any employee benefit trust for the benefit of its Employees.

In this paragraph 16 “Employees” include officers and employees of each Group Company, part or former officers and employees of each Group Company and (in relation to employment- related securities) associated persons within the meaning of section 421C ITEPA 2003.

17.	Stamp duty, stamp duty land tax, land transaction tax and stamp duty reserve tax

Any document that may be necessary or desirable in proving the title of the Company or any asset which is owned by the Company at the date of this agreement, is duly stamped for stamp duty purposes. No such documents which are outside the UK would attract stamp duty if they were brought into the UK.

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Schedule 4 Tax Covenant

1.	Interpretation

1.1	The following definitions and rules of interpretation apply in this Tax Covenant:

Accounts Relief:

	(a)	any Relief (including the right to a repayment of Tax) shown as an asset in the Accounts; and

	(b)	any Relief taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Accounts.

Buyer’s Relief:

	(c)	any Accounts Relief;

	(d)	any Relief arising in connection with any Event occurring after Completion; and

	(e)	any Relief, whenever arising, of the Buyer or any member of the Buyer’s Tax Group other than the Company.

Buyer’s Tax Group: the Buyer and any other company or companies that are, from time to time, treated as members of the same Group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose.

Dispute: any dispute, appeal, negotiations or other proceedings in connection with a Tax Claim.

Event: means the Company becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be, or becoming, resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

Group Relief: any or all of the following:

	(a)	relief surrendered or claimed under Part 5 of the CTA 2010 (Chapter IV of Part X of ICTA 1988);

	(b)	advance corporation tax capable of being surrendered or claimed under regulation 13 of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (SI 1999/358);

	(c)	a Tax refund capable of being surrendered or claimed under section 963 of the CTA 2010 (section 102 of the Finance Act 1989);

	(d)	the notional transfer of an asset or reallocation of a gain or loss under sections 171A or 179A of TCGA 1992 and the notional reallocation of a gain under section 792 of the CTA 2009 (paragraph 66 of Schedule 29 to the Finance Act 2002 for accounting periods ending before 1 April 2009); and

	(e)	any other Relief available between members of a group for Tax purposes.

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Liability for Tax:

(a)

any liability of the Company to make an actual payment of, or in respect of, or on account of, Tax whether or not the same is primarily payable by the Company and whether or not the Company has, or may have, any right of reimbursement against any other person, in which case the amount of the Liability for Tax will be the amount of the actual payment;

(b)

the Loss, otherwise than by use or setting off, of any Accounts Relief, in which case, the amount of the Liability for Tax will be the amount of Tax that would (on the basis of Tax rates current at the date of that Loss) have been saved but for that Loss, assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief, or where the Relief is the right to repayment of Tax or to a payment in respect of Tax, the amount of the repayment or payment; and

(c)

the use or setting off of any Buyer’s Relief where, but for that set off or use, the Company would have had a liability to make a payment of or in respect of Tax for which the Buyer would have been able to make a claim against the Seller under this Tax Covenant, in which case, the amount of the Liability for Tax will be the amount of Tax for which the Seller would have been liable but for the setting off or use.

Loss: means absence, failure to obtain, non-existence, non-availability, reduction, modification, loss, counteraction, nullification, utilisation, disallowance, withdrawal or clawback for whatever reason.

Overprovision: the amount by which any provision for tax (other than deferred tax) in the Accounts is overstated, except where that overstatement arises due to:

(a)	a change in law;

(b)	a change in the accounting bases on which the Company values its assets; or

(c)	a voluntary act or omission of the Buyer,

that, in each case, occurs after Completion.

Relief: means any loss, relief, allowance, credit, exemption or set off for Tax or any deduction in computing income, profits or gains for the purposes of Tax and any right to a repayment of Tax or to a payment in respect of Tax.

Saving: the reduction or elimination of any liability of the Company to make an actual payment of corporation tax (at a time when the Company is a member of the Buyer’s Tax Group) for which the Seller would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Liability for Tax for which the Seller has made a payment under paragraph 2 of this Tax Covenant.

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Tax: all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction (including, for the avoidance of doubt, National Insurance contributions in the UK and corresponding obligations elsewhere) and any penalty, fine, surcharge, interest, charges or costs relating to it (including interest and penalties arising from the failure of the Company to make adequate instalment payments under the Corporation Tax (Instalments Payments) Regulations 1998 (SI 1998/3175) in any period ending on or before Completion).

Tax Authority: any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax in the UK or elsewhere.

Tax Claim: any assessment, notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, self-assessment or other occurrence from which it appears that the Company or the Buyer is or may be subject to a Liability for Tax or other liability for which the Seller is or may be liable under this Tax Covenant.

Tax Statute: any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that was amended, extended, consolidated or replaced by the same.

VAT: value added tax or equivalent tax in any other jurisdiction.

1.2

References to gross receipts, income, profits or gains earned, accrued or received shall include any gross receipts, income, profits or gains deemed under the relevant Tax Statute to have been, or treated or regarded as, earned, accrued or received.

1.3	References to a repayment of Tax shall include any repayment supplement or interest in respect of it.

1.4	Any reference to something occurring in the ordinary course of business shall not include:

(a)

anything that involves, or leads directly or indirectly to, any liability of the Company to Tax that is (or but for an election would have been) the primary liability of, or properly attributable to, or due from another person (other than a member of the Buyer’s Tax Group);

(b)

anything that relates to or involves the acquisition or disposal (or deemed acquisition or disposal) of an asset or the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction that is not entered into on arm’s length terms;

(c) anything that relates to or involves the making of a distribution or deemed distribution for Tax purposes, the creation, cancellation or reorganisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or the Company becoming or ceasing to be, or being treated as ceasing to be, a member of a group of companies, or becoming or ceasing to be associated or connected with any other company for any Tax purposes;

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(d)

anything that relates to any scheme, transaction or arrangement that gives rise, or may give rise, to a Liability for Tax under any anti-avoidance legislation, that is designed partly or wholly (or contains steps or stages designed partly or wholly) to avoid, reduce or defer a Liability for Tax, or that gives rise to a duty to notify a Tax Authority under any legislation introduced to counter tax avoidance;

(e)

anything that gives rise to a Liability for Tax on deemed (as opposed to actual) profits or if and to the extent that it gives rise to a Liability for Tax on an amount of profits greater than the difference between the sale proceeds of an asset and the amount attributable to that asset in the Accounts or, in the case of an asset acquired since the Accounts Date, the cost of that asset;

	(f)	anything that involves, or leads directly or indirectly to, a change of residence of the Company for Tax purposes; or

(g)

any liability arising as a result of the failure to properly deduct or account for Tax, or to comply with the provisions of any Tax legislation or subordinate legislation (including regulations) and any act, omission or transaction that gives rise to any fine, penalty, surcharge, interest or other imposition relating to any Tax.

1.5

Unless the contrary intention appears, words and expressions defined in this agreement have the same meaning in this Tax Covenant and any provisions in this agreement concerning matters of construction or interpretation also apply in this Tax Covenant.

1.6

Any stamp duty charged on any document (or in the case of a document that is outside the UK, any stamp duty that would be charged on the document if it were brought into the UK) that is necessary to establish the title of the Company to any asset, and any interest, fine or penalty relating to the stamp duty, shall be deemed to be a liability of the Company to make an actual payment of Tax because of an Event arising on the last day on which it would have been necessary to pay the stamp duty to avoid any liability to interest or penalties arising on it.

1.7

References to the due date for payment of any Tax shall mean the last day on which that Tax may, by law, be paid without incurring any penalty, fine, surcharge, interest, charges, costs or other similar imposition (after taking into account any postponement of the date that was obtained for the payment of that Tax).

2.	Covenant

2.1	Subject to the provisions of this Tax Covenant, the Seller covenants to pay to the Buyer an amount equal to any:

(a)

Liability for Tax resulting from, or by reference to, any Event occurring on or before Completion or in respect of any gross receipts, income, profits or gains earned, accrued or received by the Company on or before Completion, whether or not that liability was discharged on or before Completion;

	(b)	Liability for Tax, including liability for payments in respect of Tax that arises solely due to the relationship for Tax purposes before Completion of the Company with any person other than a member of the Buyer’s Tax Group, whether arising before or after Completion;

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(c)

Liability for Tax that arises due to any Event that occurs after Completion under a legally binding obligation (whether or not conditional) entered into by the Company on or before Completion otherwise than in the ordinary course of business;

(d)

Liability for Tax that is a liability of the Company to account for income tax or National Insurance contributions (NICs), whether arising before or after Completion, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option, or other right to acquire the security occurred on or before Completion;

(e)

Liability for Tax under Part 7A of ITEPA 2003, whether arising before or after Completion, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of the Company, or for the benefit of any relevant person, by an employee benefit trust (EBT) or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or an associate of the Seller;

(f)

liability of the Company to make a payment, or to make a repayment of the whole or any part of any payment, to any person (other than a member of the Buyer’s Tax Group) in respect of Group Relief under any arrangement or agreement entered into by the Company on or before Completion save where and to the extent that the payment or repayment is reflected in the Accounts;

(g)

loss, in whole or in part, of the right of the Company to receive any payment (other than from a member of the Buyer’s Tax Group) for Group Relief under any arrangement or agreement entered into on or before Completion where the payment was taken into account in the Accounts;

(h)	Liability for Tax arising in connection with, or as a result of:

	(i)	the denial of the Research & Development enhanced relief by HMRC (including all historic claims made); and/or

	(ii)	a HMRC enquiry into the status of Workers or third parties used by the Company; and

(i)

costs and expenses (including legal costs on a full indemnity basis), properly reasonably and necessarily incurred by the Buyer, the Company, or any member of the Buyer’s Tax Group in connection with any Liability for Tax or other liability in respect of which the Seller is liable under this Schedule, any Tax Claim or taking or defending any action under this Schedule.

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3.	Payment date and interest

3.1	Payment by the Seller in respect of any liability under this Schedule must be made in cleared and immediately available funds on:

(a)

in the case of a Liability for Tax that involves an actual payment of or in respect of Tax, the later of seven Business Days before the due date for payment and seven Business Days after the date on which the Buyer serves notice on the Seller requesting payment;

(b)

in the case of the loss of a right to repayment of Tax or a liability under paragraph (f), paragraph (g) or paragraph (i) seven Business Days following the date on which the Buyer serves notice on the Seller requesting payment;

(c)

in a case that involves the loss of a Relief (other than a right to repayment of Tax), the later of [seven] Business Days after the date on which the Buyer serves notice on the Seller requesting payment and the last date on which the Tax is or would have been required to be paid to the relevant Tax Authority in respect of the earlier of:

(i) the period in which the Loss of the Relief gives rise to an actual liability to pay Tax; or

(ii) the period in which the Loss of the Relief occurs (assuming for this purpose that the Company had sufficient profits or was otherwise in a position to use the Relief);

(d)

in a case that falls within paragraph (c) of the definition of Liability for Tax, the date on which the Tax saved by the Company is or would have been required to be paid to the relevant Tax Authority.

3.2	If the Liability for Tax is a liability to corporation tax payable by instalments under the Corporation Tax (Instalment Payments) Regulations 1998 (SI 1998/3175):

(a)

the notice served by the Buyer on the Seller under paragraph 3.1 shall state the amount of the liability due for payment on each instalment date for the accounting period in which the Liability for Tax arises; and

(b) the due dates for payment of the Tax in paragraph (a) to paragraph (d) shall be the due dates for payment of each of the instalments.

3.3

Any dispute about the amount stated in any notice served on the Seller under paragraph (b) shall be determined by the auditors of the Company for the time being, acting as experts and not as arbitrators (the Seller and the Buyer sharing equally the costs of that determination).

3.4

If any amount due from the Seller under this Tax Covenant is not paid on the date specified in paragraph 3.1, then, except where and to the extent that the Seller’s liability under paragraph 2 includes interest and penalties to compensate the Buyer for the late payment, the amount due shall bear interest (to accrue on a daily basis and before as well as after any judgment) at the rate of 2% a year over the base rate from time to time of National Westminster Bank or (in the absence of that) at any similar rate as the Buyer shall select from the day following the due date up to, and including, the day of actual payment of those sums, any interest to be compounded quarterly.

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4.	Exclusions

4.1	The covenant contained in paragraph 2 above shall not cover any Liability for Tax if and to the extent that:

	(a)	specific provision or reserve (including a provision for deferred tax) for the liability is made or reflected in the Accounts and / or the Completion Balance Sheet;

	(b)	the Liability for Tax was paid on or before the Accounts Date and the Accounts reflected that payment;

(c)

it arises or is increased only as a result of any change in the law or rates of Tax (other than a change targeted specifically at countering a tax avoidance scheme), or a change in published practice of any Tax Authority of general application announced and coming into force after Completion, or the withdrawal of any extra-statutory concession previously made by a Tax Authority (whether or not the change is retrospective in whole or in part), provided that this paragraph (c) will not apply to any payment made under paragraph 13;

(d)

it would not have arisen but for a change in accounting policies (including a change in accounting reference date) or the accounting bases on which the Company values its assets (other than a change made to comply with UK GAAP) after Completion;

	(e)	the Buyer is compensated for the Liability for Tax under any other provision of this agreement;

	(f)	the Liability for Tax is made good or the Buyer or the Company is compensated for it at no expense to the Buyer or the Company;

(g)

the liability would not have arisen but for the withdrawal or amendment by the Company or the Buyer after Completion of any claim, surrender, disclaimer, notice or consent made by the Company prior to Completion or made after Completion in respect of the period ending on or before Completion;

(h)

the Buyer has made a claim in respect of the same matter which gave rise to such liability under this agreement or pursuant to any other agreement with the Seller and such liability has been satisfied;

(i)

such liability arises or is increased as a result of any election, claim, surrender or disclaimer made, or the giving of any notice or consent, or any other thing done, in relation to Tax, by or on behalf of the Company after Completion other than the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in preparing the Accounts;

	(j)	a Relief other than a Buyer’s Relief is available to the Company; or

(k)

it would not have arisen but for a voluntary act, transaction or omission of the Company or the Buyer or any member of the Buyer’s Tax Group outside the ordinary course of business after Completion and which the Buyer was aware, or ought reasonably to have been aware, would give rise to the Liability for Tax or other liability in question.

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4.2

For the purposes of paragraph (k), an act will not be regarded as voluntary if undertaken under a legally binding obligation entered into by the Company on or before Completion or imposed on the Company by any legislation whether coming into force before, on or after Completion, or to avoid or mitigate a penalty imposable by any legislation, or if carried out at the written request of the Seller.

5.	Limitations

5.1	The liability of the Seller under paragraph 2 will terminate on:

(a)

the twenty-first anniversary of Completion, for any claim under paragraph 2 for a liability arising from a loss of Tax caused fraudulently or deliberately by the Company or any related person, including a liability arising from an arrangement caught by Part 7A of ITEPA 2003 or from the failure of the Company to comply with an obligation under sections 309, 310 or 313 of the Finance Act 2004 to disclose information about a tax avoidance scheme to which it was a party; or

	(b)	the seventh anniversary of Completion (in any other case),

except for any claim under paragraph 2 of which written notice is given to the Seller before that relevant date containing, if and to the extent reasonably practicable, a description of that claim and the estimated total amount of the claim.

5.2	Subject to paragraph 5.4 and paragraph 5.5, the aggregate liability of the Seller under paragraph 2 and for all Claims, when taken together, shall not exceed an amount equal to the Consideration paid.

5.3	The Seller shall not be liable for a claim under this Tax Covenant unless:

	(a)	the Seller’s liability in respect of that claim (together with any connected Claims or Tax Claims) exceeds £2,500.00; and,

	(b)	the claim when aggregated with all other claims under this Tax Covenant and the Seller’s liability for all Claims exceeds £10,000, in which case the Seller shall be liable for the whole amount of the claim and not just the amount above the threshold specified in this clause 5.3(b).

5.4

The amount of the aggregate liability of the Seller under paragraph 5.2 in relation to Tax Claims will be increased by any amount received by the Seller by payment or set off under paragraph 6 (Overprovisions), paragraph 7 (Savings) or paragraph 8 (Recovery from third parties).

5.5

The amount of the Seller’s aggregate liability under clause paragraph 5.2 will be increased by the amount of any liability of the Seller arising (or that would have arisen but for paragraph 4) in respect of Tax that is primarily the liability of, or is attributable to, a person other than the Company.

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6.	Overprovisions

6.1

If, on or before the seventh anniversary of Completion, the Buyer believes that there is an Overprovision, the Buyer shall notify the Seller and if the auditors for the time being of the Company determine (at the request and expense of the Seller) that there is an Overprovision, then:

	(a)	the amount of any Overprovision shall first be set off against any payment then due from the Seller under this Tax Covenant;

(b)

if there is an excess, a refund shall be made to the Seller of any previous payment or payments made by the Seller under this Tax Covenant (and not previously refunded under this Tax Covenant) up to the amount of that excess; and

	(c)	if the excess referred to in paragraph (b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments that become due from the Seller under this Tax Covenant.

6.2

After the Company’s auditors have made a determination under paragraph 6.1, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 6.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Seller as soon as reasonably practicable.

7.	Savings

7.1

If, on or before the seventh anniversary of Completion, the Buyer believes that a Saving has arisen, it shall inform the Seller and if the Company’s auditors for the time being determine (at the request and expense of the Seller) that a Saving has arisen, the Buyer shall, as soon as reasonably practicable, repay to the Seller, after deduction of any amounts then due by the Seller, the lesser of:

	(a)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer, the Company; and

	(b)	the amount paid by the Seller under paragraph 2 for the Liability for Tax which gave rise to the Saving less any part of that amount previously repaid to the Seller under any provision of this Tax Covenant or otherwise.

7.2

After the Company’s auditors have made a determination under paragraph 7.1, the Seller or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Company to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 7.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Seller as soon as reasonably practicable.

Page 58

8.	Recovery from third parties

8.1

Where the Seller has paid an amount under paragraph 2 for any Liability for Tax and the Buyer, the Company is, or becomes, entitled to recover from some other person that is not the Buyer, the Company or any other company in the Buyer’s Tax Group, any amount for any Liability for Tax, the Buyer shall or shall procure that the Company shall:

	(a)	notify the Seller of its entitlement as soon as reasonably practicable; and

	(b)	if required by the Seller and, subject to the Buyer and the Company being secured or indemnified by the Seller against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take, or procure that the Company takes, all reasonable steps to enforce that recovery against the person in question (keeping the Seller fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action under this paragraph 8.1 that, in the Buyer’s reasonable opinion, is likely to harm its, the Company’s commercial or employment relationship (potential or actual) with that or any other person.

8.2	If the Buyer or the Company recovers any amount referred to in paragraph 8.1, the Buyer shall account to the Seller for the lesser of:

	(a)	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except where and to the extent that amount has already been made good by the Seller under paragraph (b)); and

	(b)	the amount paid by the Seller under paragraph 2 in respect of the Liability for Tax in question.

9.	Corporation tax returns

9.1	Subject to this paragraph 9, the Buyer will have exclusive conduct of all Tax affairs of the Company after Completion.

9.2

The Buyer will procure that the Company keeps the Seller or the Seller’s duly authorised agent fully informed of its Tax affairs for any accounting period ended on or before Completion, for which final agreement with the relevant Tax Authority of the amount of Tax due from the Company has not been reached. The Buyer will not submit any substantive correspondence, or submit or agree any return or computation for any such period to any Tax Authority, without giving the Seller a reasonable opportunity to comment and taking account of the Seller’s reasonable representations.

9.3

The Buyer will shall procure that the Company will not amend or withdraw any return or computation or any claim, election, surrender or consent made by it for its accounting periods ended on or before Completion without giving the Seller a reasonable opportunity to comment and taking account of the Seller’s reasonable representations.

9.4	For the avoidance of doubt:

	(a)	where any matter gives rise to a Tax Claim, the provisions of paragraph 10 shall take precedence over the provisions of this paragraph 9; and

	(b)	the provisions of this paragraph 9 shall not prejudice the rights of the Buyer to make a claim under this Tax Covenant for any Liability for Tax.

Page 59

10.	Conduct of Tax Claims

10.1	Subject to paragraph 10.2, if the Buyer or the Company becomes aware of a Tax Claim, the Buyer shall give or procure that notice in writing is given to the Seller or to the Seller’s duly authorised agent as soon as reasonably practicable, provided that giving that notice shall not be a condition precedent to the Seller’s liability under this Tax Covenant.

10.2	If the Seller becomes aware of a Tax Claim, it shall notify the Buyer in writing as soon as reasonably practicable, and, on receipt of the notice, the Buyer shall be deemed to have given the Seller notice of the Tax Claim in accordance with the provisions of paragraph 10.1.

10.3	Subject to paragraph 10.4, if the Seller indemnifies the Buyer and the Company, to the Buyer’s reasonable satisfaction against all liabilities, costs, damages or expenses that may be incurred (including any additional Liability for Tax), the Buyer shall take and shall procure that the Company shall take any action that the Seller may reasonably request by notice in writing given to the Buyer to avoid, dispute, defend, resist, appeal or request an internal HMRC or WRA review, or compromise any Tax Claim.

10.4	The Buyer and the Company shall not be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Seller written notice of that assessment, does not receive written instructions to do so from the Seller within ten Business Days.

10.5	Without prejudice to the liability of the Seller under this Schedule, the Buyer shall not be obliged to take, or procure the taking of, any action under paragraph 10.3 in respect of any Tax Claim:

(a)

if the Seller does not request the Buyer to take any action under paragraph 11.3 or fails to indemnify the Buyer or the Company to the Buyer’s reasonable satisfaction in a reasonable period of time (starting with the date of the notice given to the Seller) considering the nature of the Tax Claim and the existence of any time limit for avoiding, disputing, defending, resisting, appealing, seeking a review or compromising that Tax Claim, and that period will not, in any event, exceed ten Business Days;

(b)	where the Seller (or the Company before Completion) has been engaged in fraudulent conduct or deliberate default relating to the Liability for Tax that is the subject matter of the Dispute; or

(c)

if the Dispute involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Seller has obtained the opinion of Tax counsel of at least five years’ standing that the appeal has a reasonable prospect of success.

10.6

If paragraph 10.3 does not apply by virtue of any provision in paragraph 10.5, the Buyer, the Company shall have the absolute conduct of the Dispute (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on any terms that the Buyer or the Company in its absolute discretion considers fit.

10.7

Neither the Buyer nor the Company shall be liable to the Seller for non-compliance with any of the provisions of this paragraph 10 if the Buyer or the Company has acted in good faith in accordance with the instructions of the Seller.

Page 60

11.	Grossing up

11.1

All amounts due under this Tax Covenant from the Seller to the Buyer shall be paid in full, without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax required by law). If any deductions or withholdings are required by law to be made from any of the sums payable under this Tax Covenant, the Seller shall provide any evidence of the relevant withholding as the Buyer may reasonably require and shall pay to the Buyer any sum as will, after the deduction or withholding is made, leave the Buyer with the same amount as it would have been entitled to receive without that deduction or withholding.

11.2

If any sum payable by the Seller to the Buyer under this agreement is subject to Tax in the hands of the Buyer, the Seller shall pay any additional amount required to ensure that the net amount received by the Buyer shall be the amount that the Buyer would have received if the payment was not subject to Tax.

11.3

If the Buyer would, but for the availability of a Buyer’s Relief, incur a Tax liability falling within paragraph 11.2, it shall be deemed for the purposes of that paragraph 12.2 to have incurred and paid that liability.

11.4

If the Buyer assigns the benefit of this Tax Covenant or this agreement, the Seller shall not be liable under paragraph 11.1 or paragraph 11.2, except where and to the extent that the Seller would have been so liable had that assignment not occurred.

12.	General

12.1	All payments made by the Seller to the Buyer or by the Buyer to the Seller in accordance with this Tax Covenant will be treated, if possible, as an adjustment to the Consideration for the Sale Shares.

12.2	The Buyer shall in its absolute discretion decide whether to make a claim under this Schedule or the Tax Warranties or both.

Page 61

Schedule 5 Intellectual Property Rights

Part 1 Registered Intellectual Property Rights

Part 2 Unregistered Intellectual Property Rights

The website and website content of seobutler.com, all associated email addresses, and the SEOButler logo.

The website and website content of copyagents.com, all associated email addresses, and the Copyagents logo.

The website and website content of signals.ninja, all associated email addresses, and the SignalsNinja logo.

The website and website content of verycopy.com, all associated email addresses, and the VeryCopy logo.

The account name and the website and website content of sbwritertraining.com .

The citations.ninja logo.

All email addresses associated with the domain name pbnbutler.com, and the PBNButler logo.

Part 3 Intellectual Property Rights licensed from third parties

Third Party:	Licenced rights description:
TDSOFT Sp. Z o.o. of Pojezierska 95b, 91 341 Łódź, Poland – the software developer	The order management system, also known as OMS, bespoke software developed for us to manage ordering.
TDSOFT Sp. Z o.o. of Pojezierska 95b, 91 341 Łódź, Poland – the software developer	The SEOButler ecommerce website developed for us for the productised service business.

Part 4 Intellectual Property Rights licensed to third parties

Not applicable - there are none

Page 62

Schedule 6 Information technology

Part 1 Particulars of the IT Systems

The Company uses cloud servers

Part 2 Particulars of IT Contracts

The Company uses cloud server accounts on a subscription basis, with accounts at Amazon AWS and Cloudways through their standard online sign-up terms:

https://www.cloudways.com/en/

https://aws.amazon.com/

Part 3 Particulars of Domain Names and Social Media Accounts

domain names:	date registered	domain names:	date registered
citations.ninja	Jan 22 2015	seobutler.info	Feb 16 2019
contentbutler.co.uk	Aug 10 2015	seobutler.net	Sep 21 2020
copyagents.co.uk	Feb 21 2019	seobutler.review	Jul 29 2017
copyagents.com	Aug 7 2017	seobutler.services	Jul 29 2017
copyagents.org	Aug 15 2017	seobutler.site	Jul 29 2017
copyagents.us	Aug 11 2017	seobutler.store	Jul 29 2017
copyagentsteam.com	Nov 8 2017	seobutler.uk	Jul 29 2017
pbnbutler.com	Nov 9 2014	seobutler.us	Jul 29 2017
powerfulcitations.com	Apr 17 2015	seobutler.win	Jul 29 2017
sbwritertraining.com	May 18 2021	seobutler.xyz	Feb 16 2019
seobutler.co.uk	Jul 29 2017	signals.ninja	Dec 12 2014
seobutler.com	Dec 30 2016	verycopy.com	Dec 26 2015

Page 63

Schedule 7 Unfulfilled Services Provisions

Definitions

Account Funds: funds that were either awarded to or purchased by account holders, there being no expiration date for these funds and many of the Company’s customers having held these funds for a long time without using them.

Affiliate Earnings: the earnings from the Affiliate Partners of the Company that have driven sales to the Company website and earned a commission in return, by third parties using the affiliates unique referral URL or unique referral coupon.

Affiliate Partner: a third party who is not employed by the Company, who promotes or engages with third parties through their own website or services, to promote the Company and drive sales to the Company through a unique referral URL or unique referral coupon.

Customer Orders: all customer orders that are set to “in progress” on WordPress, irrespective of how many of their suborders are already completed.

Editor and Content Managers: the editors and content managers of the Business.

Writers: the freelancer Writers of the Business.

Operative provisions

1.	As at close of business on the last Business Day before Completion, the Seller shall:

1.1	produce a report of Account Funds records, to include the customer email and the number of Account Funds that they hold;

1.2

confirm to the Buyer, in writing, the amount of the Affiliate Earnings and pay out, in full, commissions due in respect of Affiliate Earnings to each Affiliate Partner, based on the percentages disclosed to the Buyer in the Disclosure Letter;

1.3

produce a report of all Customer Orders in order that the Seller can leave in the Company 60% of the retail price of all such orders set to “in progress” as at the time of the report and withdraw the other 40% by way of dividend payment immediately before Completion;

1.4	produce a report of the cost of Editor and Content Managers services since the last payment; and

1.5	produce a Writers earnings report and pay the reported earning to the Writers prior to Completion.

Page 64

Signed by JONATHAN KIEKBUSCH
for and on behalf of i2W LIMITED	Director

Signed by DOMINIC WELLS for and
on behalf of ONFOLIO HOLDINGS INC	Director

Signed by JONATHAN KIEKBUSCH
Jonathan Kiekbusch

Signed by EZEKIEL DALDY
Ezekiel Daldy

Signed by LYNDSAY KIEKBUSCH
Lyndsay Kiekbusch

Page 65

For the attention of Dominic Wells

Onfolio Holdings Inc.

8 The Green

Denver, DE19901

United States

……………………….. 2022

Dear Dominic,

Sale of the entire issued share capital of SEO Butler Limited (the Company)

We refer to the sale and purchase of the entire issued share capital of the Company pursuant to an agreement (the Agreement) to be entered into today, between i2W Ltd (the Seller) and Onfolio Holdings Inc. (the Buyer). Words and expressions which are defined in the Agreement shall have the same meanings in this letter, unless the context requires otherwise.

This letter, together with all the information in schedule 1 (Schedule 1), and the information in the documents annexed as listed in schedule 2 (Schedule 2) and stored in a zip file as circulated between the parties representatives by WeTransfer on 5 October 2022 at 17:13 (the Disclosure Bundle and DD Folder), constitutes the disclosure letter referred to in the Agreement (the Disclosure Letter). In it we formally disclose to the Buyer information, facts and circumstances which are inconsistent with, and are therefore deemed to accordingly qualify, the Warranties and the Tax Covenant. Our liability in relation to any breach of or claim in respect of any of the Warranties and the Tax Covenant shall be excluded to the extent that the matter which gives rise to such liability meets the criteria set out in the definition of Disclosed (as defined in the Agreement).

INTRODUCTORY MATTERS

1	In the Disclosure Letter:

1.1	the headings and numbering used do not affect the construction or interpretation or limit or restrict any disclosure in it;

1.2	in Schedule 1 and Schedule 2, the headings and/or paragraph numbers referred to are headings and paragraph numbers of Schedule 3 of the Agreement;

1.3	in Schedule 1, any references to a document are references to documents contained in the Disclosure Bundle, as listed in Schedule 2;

1.4

a disclosure made by reference to a specific Warranty or numbered paragraph of the Warranties shall also be deemed to be made in respect of any other Warranty or any other numbered paragraph of the Warranties to which it may reasonably be applicable; and

1.5

no disclosure shall imply any representation, warranty, undertaking, assurance, covenant, indemnity or guarantee not expressly given in the Agreement or have the effect of extending the scope of any of the Warranties.

2

If any conflict arises between the contents of any document provided to the Buyer (including, without limitation, any document attached to or referred to in this Disclosure Letter) and the information contained in the specific disclosures made in Schedule 1, the information contained in the specific disclosures in Schedule 1 shall prevail, (to the extent that it is clear and has been Disclosed appropriately) unless otherwise expressly provided.

1

GENERAL DISCLOSURES

1	The following information shall be disclosed or deemed disclosed to the Buyer:

1.1	the contents of each Transaction Document and all matters and transactions contemplated by or referred to in each Transaction Document;

1.2	the contents of the articles of association of the Company, copies of which are included in the Disclosure Bundle;

1.3

the matters revealed by an inspection (whether made or not) of any of the statutory registers of the Company up to the Business Day prior to the date of this Disclosure Letter which are included in the Disclosure Bundle;

1.4	all information and matters which would be revealed by an online search of the file of the Company at Companies House on the second Business Day prior to the date of this Disclosure Letter;

1.5	all matters shown or provided for and/or noted in the Accounts and the Management Accounts;

1.6	all information Disclosed:

1.6.1	in the Disclosure Bundle;

1.6.2

in the replies to 26 Oct 21 pre-contract enquiries dated 9 November 2021 and the replies to 9 Feb 22 further pre-contract enquiries dated 24 February 2022 and the 9 Feb 22 further pre-contract enquiries dated 24 February 2022 and updated 26 Sep 2022 (the DD Replies);

1.6.3	in the replies to 18 Jan 22 pre-contract Tax enquiries dated 25 January 2022;

1.6.4	in the replies to 31 Jan 22 further pre-contract Tax enquiries dated 15 February 2022; and

1.6.5	in the replies to 24 Feb 22 further pre-contract Tax enquiries dated 28 Feb 2022.

SPECIFIC DISCLOSURES

The specific information and/or matters set out in Schedule 1 are disclosed to the Buyer.

Please acknowledge receipt of this Disclosure Letter (which includes the documents annexed to it as the Disclosure Bundle) by signing, dating and returning the enclosed duplicate of this letter.

Yours sincerely,

__________________________________________

Jonathan Kiekbusch for and on behalf of i2W Ltd

2

ACKNOWLEDGEMENT OF THE BUYER

We, Onfolio Holdings Inc. hereby acknowledge receipt of a copy of the foregoing letter (with its schedules) and the documents annexed to it as the Disclosure Bundle (which together constitute the Disclosure Letter referred to in the Agreement).

Dominic Wells for and on behalf of Onfolio Holdings Inc.

Date:

3

SCHEDULE 1

Any references to a document are references to documents contained in the Disclosure Bundle, an index of which is set out in Schedule 2.

The following specific disclosures are made:

Sched. 3 Para. No.	specific disclosure
Part 1 - General Warranties
3.4	The confirmation statement for 22 August 2021, filed on 9 September 21, was refiled on 26 January 2022 as a share transfer had been omitted.
7.1

The Company did investigate taking out professional indemnity insurance, but found it could not be provided for their online overseas business. The Company does not have business interruption insurance, see DD Folder 4.1 for details of all policies.

7.2	See DD Folder 4.1.
9.2

TDSOFT Sp. Z o.o. has been developing a system for the Seller known as the “Track Build” project since December 2020, the first invoice for which was issued to the Company on 21 Feb 2021. Every subsequent invoice has been to the Seller. There were discussions to turn this project into a joint venture with the Contractor Training Center of Richmond, Virginia, USA, but these discussions broke down and there was some disputed correspondence, with Helix Law advising the Seller, and nothing has been heard from them since 9 March 2022.

We believe the matter is resolved and that it lies solely with the Seller, but if the Contractor Training Center did decide to pursue a claim, they might mistakenly claim against the Company as the Seller wasn’t yet incorporated at the outset of this project.

9.2, 23.5

A third party unconnected individual, not a customer, wrote to the Company on 8 June 2022 and 7 July 2022 with a long list of allegations of data protection breaches and requests for remedial actions. After some correspondence and in order to close the matter, a settlement payment of £470 was made. See DD Folder “Ted James Communication” for copies of the correspondence.

10.1

Other than refunds as detailed in the Profit & Loss account and any refunds relating to minor customer complaints as are shown in the Xero accounts reports and in WordPress and Braintree, to which the Buyer has direct online access.

10.3

(1)  Tony Hanna, a customer, opened a PayPal dispute on 17 Sep 22. He claimed in the dispute not to have received the item. Based on his aggressive behaviour via email, we decided to settle the case on PayPal right away. After settling the case, we responded to his further email apologising for the claim. See DD Folder “Tony Hanna Communication” for copies of the correspondence.

(2)  Lyndon Ardel Suarez. We received a case on PayPal claiming “Unauthorised access” This usually means that their PayPal account was hacked. Upon further investigation, it turns out that it was a virtual assistant carrying out a task for their agency; they used the wrong PayPal account and panicked. We contacted them and they confirmed that they will close the case. See DD Folder “Lyndon Ardel Suarez Communication” for copies of the correspondence.

4

12.2a

see DD Replies 2.2 and 2.5.

TDSOFT Sp. Z o.o. website ecommerce development contract in respect of disclosure 19.2, cost estimate from £5,280 to £7,200. Development work commenced around 12 Sep and we are paying on a weekly basis, project may be finished by Completion. See DD folder SEOButler.com Changes – Content Page Estimate

12.2d

There are various unwritten contracts, see DD Replies 2.5. It will be at the discretion of those parties to decide whether to terminate their contract as a result of a change of Control of the Company.

12.2j

see DD Replies 2.2 and 2.5.

The Company has been paying a monthly management services fee of £4,000 + VAT to the Seller since completion of the hive-up in March 2021. There is no written agreement and the payment is made on the 27th of each month. The services provided are supervision of order management and customer service. These are provided by the order manager Scott Law, and by Jonathan Kiekbusch and Lyndsay Kiekbusch.

12.2k

Affiliate Accounts – we provide a sign-up through our website https://seobutler.com/affiliate-area/ for anyone who would like to promote the sale of our services, by generating traffic or leads, in return for commission. There are no sign-up terms & conditions. Commission ranges from 10 to 13.5%, paid monthly via PayPal.

Currently there are around 10 active affiliates, 50 inactive.

See DD Folder – Tax DD – Affiliates, for screenshots detailing the commissions paid and due to affiliates. To earn their commission, affiliates are given a unique referral URL and in some cases also a unique referral coupon. Whenever a user places an order using either one of these, the transaction and the related commission is added to the affiliate’s account.

12.3	There are various unwritten contracts, see DD Replies 2.5.
14.3	Other than business debts arising in the ordinary and proper course of Business from suppliers that have raised invoices within the last 45 days, and Workers since the Accounts Date.
16.1c

All customers / clients have no ongoing contractual obligation to use the services of the Company, they are free to “pay and play” as they wish and therefore entitled to cease dealing with the Company or reduce their level of business. The Seller cannot predict if the change in ownership might cause some customers to cease or reduce their use of the services of the Company.

16.1e	The Company has no Employees and all directors are resigning on Completion.
18.2(d)	there was an exceptional distribution in specie as part of the hive up of the Seller Business from the Company to the Seller on 1 March 2021.
19.2

Because of the length of time since the original Letter of Intent was signed in September 2021 and as part of ongoing reviews of the Business, in order to ensure the continuing prospects of the Business the Seller is making certain changes and developments, as outlined in a spreadsheet sent to the Buyer on 3 May 2022, see DD Folder SEOButler.com Changes.

5

19.4

The following dividends have been paid:

£9,000 on 28 February 2022;

£25,000 on 28 July 2022.

In accordance with Schedule 7 of the Agreement there will be a pre-completion dividend payment of 40% of Customer Orders.

There will also be a pre-completion dividend payment in order to distribute pre-completion profits and cash in excess of working capital requirements. In accordance with Schedule 7 of the Agreement, the Company will retain cash at least equal to 60% of Customer Orders in progress.

21.2	See also Domain Names in Schedule 6 and the Business Transfer Agreement of 1 Mar 2021 in DD Folder 1.7 Company Hive Up Documents, sub-folder Legal.
21.3	See DD Replies 2.7 and 6.1
21.4

The Order Management System was developed for the Company by software developers TDSOFT Sp. Z o.o., see DD Folder “Software Licensing Agreement” for 25 Feb 21 contract letter. TDSOFT Sp. Z o.o. also developed a system for the Company, the Agency Management System, which serves a different purpose for the continuation of the Seller’s business. There may be common elements of Target IP used in the Agency Management System owned by the Seller. See also the Business Transfer Agreement of 1 Mar 2021 in DD Folder 1.7 Company Hive Up Documents, sub-folder Legal.

21.6c

While the Company has endeavoured to register what it believes to be the key extensions of domain names used in the Business, it is not practical to register every available domain name extension and the Company does not check for ownership of every other possible extension. It is therefore possible third parties may own domain names similar to the Domain Names, with different extensions or versions. One example the Company has come across (sometime around early 2021) with the addition of a hyphen is seo-butler.dk, which is a Danish language website, whereas the Business is focused on the English speaking market. The Company has not contacted the website owner nor been contacted by them. So far as we are aware the Danish company is operating in Sweden, Denmark, Norway and Japan, all via local language websites, whereas we only operate in English and do not specifically serve these markets.

22.12	There is no social media policy.
22.13	There is no disaster recovery plan.
24.2

See DD Replies 2.5 and template Consultancy and Confidentiality Agreements in DD Folder “Writer Agreement Templates”.

The DD Replies refer to Solution Master Ltd, who have been the Company bookkeeper from formation. Please note an error in the company name, it is actually Solution Master Accounts Ltd.

24.8 & 24.11	See DD folder 2.10.2 Staff Handbook, also template Consultancy and Confidentiality Agreements in DD Folder “Writer Agreement Templates”.
24.13

The current Content Editor gave notice on 20 April 2022 to terminate their consultancy retainer as they decided to go back to graduate school.

Their handover has been completed to another freelancer and they ceased providing services on 20 May 2022. The replacement freelancer invoices weekly rather than bi-weekly, and the cost of services has increased as mentioned in the spreadsheet referred to in 19.2 above.

6

Other changes:
Editors

1.	Jordyn Coleman - was a writer turned editor, left November 2021

2.	Sarah Hostelley - was a writer turned editor, left October 2021

3.	Sydney Hostelley - was a writer turned editor, left September 2021

4.	Christian Meola - was a writer turned editor and content manager, left May 2022

5.	Jillian Buxton - was a writer turned editor, left September 2022

6.	Nozomi Saito - was writer turned editor, left SB Ltd to edit at Swish DM agency January 2022

7.	Ruth Nuno Rodriguez - current editor and content manager who’s been writing for Swish DM since January 2022, last day of writing at Swish DM will be 30th of September

8.	Nick Hughes - writer turned editor, but only edits when we offer him extra hours/works as PRN

Writers

1.	Aris Sizer - SEOButler writer who was transferred over to Swish DM June 2021, ceased working for SEOButler Oct 2021

2.	Rachel Heidegger - SEOButler writer who was transferred over to Swish DM July 2021, ceased working for SEOButler July 2021

Writers change regularly as a matter of the usual course of business, and it would be cumbersome to detail every change of writers in the last 12 months.

Part 2 – Tax Warranties
1.2

The corporation tax due to 30 November 2019 and payable by 1 October 2020 was paid late, on 23 October 2020. There was no penalty, interest of £39.36 was applied which was offset against a credit from interest accrued from previous years early payments.

1.5	The Company is not a large company as defined.
12.2, 12.3

Lyndsay moved to the US on 20 August 2021 and Jonathan moved on 21 November 2021. Jonathan returned to the UK permanently on 27 September 2022 and Lyndsay’s permanent return is imminent. The directors are not aware that their temporary presence in the US has caused the company to become US tax resident, nor create any permanent establishment, branch, agency or place of business.

7

SCHEDULE 2

See “Disclosure Bundle Index – 3 Oct 2022”

8

SEO Butler Limited

16 Wakehurst Road

Eastbourne

East Sussex

BN22 7FL

2022

To the Board of Directors of SEO Butler Limited (CRN: 09317527) (Company)

PSC register - voluntary notification of registrable status

1.	We confirm that we are a registrable relevant legal entity (within the meaning of section 790C of the Companies Act 2006) in relation to the Company.

2.	We confirm our required particulars as follows:

Name:	Onfolio Holdings Inc
Registered or principal office address:	8 The Green, Denver, DE19901
Legal form and governing law:
Company registry and number (if applicable):	Deleware – EIN – 37-1978697
Date of becoming a registrable RLE in relation to the Company:	2022
Nature of control over the Company:

We hold, directly or indirectly, 5 Ordinary Shares of £1.00 each in the capital of the Company, constituting more than 75% of the shares in the Company.

AND

We hold, directly or indirectly, more 75% of the voting rights in the Company.

AND

We hold the right, directly or indirectly, to appoint or remove a majority of the board of directors of the Company.

1

3.	We confirm that our interest is not held jointly with or on behalf of any other person or entity.

Yours faithfully

For and on behalf of ONFOLIO HOLDINGS INC

2

Certificate Of Completion
Envelope Id: 48F87D0B321E4821BE1660117A0E5BDB		Status: Delivered
Subject: Complete with DocuSign: 14125843 Share purchase agt - Execution Copy 5.10.22.pdf, Disclosure le...
Source Envelope:
Document Pages: 77	Signatures: 3	Envelope Originator:
Certificate Pages: 5	Initials: 0	Jenny Jones
AutoNav: Enabled		Number Ten, Elm Court, Arden Street
EnvelopeId Stamping: Enabled		Stratford Upon Avon, Warwickshire CV37 6PA
Time Zone: (UTC) Dublin, Edinburgh, Lisbon, London		jenny.jones@lodders.co.uk
IP Address: 94.125.132.38

Record Tracking
Status: Original	Holder: Jenny Jones	Location: DocuSign
10/6/2022 11:58:57 AM	jenny.jones@lodders.co.uk

Signer Events	Signature	Timestamp
Dominic Wells		Sent: 10/6/2022 12:07:51 PM
dom@onfolio.com		Viewed: 10/6/2022 12:45:26 PM
Security Level: Email, Account Authentication (None)		Signed: 10/6/2022 12:46:19 PM
Signature Adoption: Drawn on Device
Using IP Address: 123.195.206.165
Signed using mobile

Electronic Record and Signature Disclosure:
Accepted: 10/6/2022 12:45:26 PM
ID: faabcddc-ebd0-40c6-9ce7-19179dfd3fcd

Nicole Romera	Sent: 10/6/2022 12:46:22 PM
nicole.romera@lodders.co.uk	Viewed: 10/6/2022 12:49:21 PM
Security Level: Email, Account Authentication (None)
Electronic Record and Signature Disclosure:
Accepted: 6/30/2022 8:11:55 PM
ID: be956348-455d-4bc5-909d-140e16c72fd5

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	10/6/2022 12:07:52 PM
Certified Delivered	Security Checked	10/6/2022 12:49:21 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure